UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )
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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Yext, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 27, 2026

Fellow Stockholders:
We are pleased to invite you to attend the 2026 Annual Meeting of Stockholders of Yext, Inc. (including any adjournment or postponement thereof, the “Annual Meeting”) to be held on June 10, 2026 at 8:30 a.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/YEXT2026. Details regarding attending the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
At this year’s meeting, we will vote on the election of Daniel Englander and Andrew Sheehan as Class III directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and the approval of our amended, restated and extended 2016 Equity Incentive Plan. We will also conduct a non-binding advisory vote to approve the compensation of our named executive officers. Finally, we will transact such other business as may properly come before the meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet or by telephone or, if you requested printed copies of the proxy materials, by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend the meeting. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
We are pleased to furnish proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while lowering the costs of our Annual Meeting and conserving natural resources. On or around April 27, 2026, we will mail our stockholders a notice containing instructions on how to access our proxy materials including our Annual Report for the fiscal year ended January 31, 2026 (the “Annual Report”). The notice also provides instructions on how to vote online, by phone or by mail, and includes instructions on how you can receive a paper copy of proxy materials by mail.
Thank you for your ongoing support of and continued interest in Yext.
Sincerely,
Michael Walrath
Chief Executive Officer and Chairman

YEXT, INC.
61 Ninth Avenue
New York, New York 10011
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 10, 2026

Time and Date	8:30 a.m. Eastern Time on June 10, 2026.
Place
Our Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to participate in the virtual meeting at www.virtualshareholdermeeting.com/YEXT2026.

Items of Business
1.To elect Daniel Englander and Andrew Sheehan as Class III directors to hold office until our Annual Meeting of Stockholders in 2029 and until his respective successor has been elected or appointed;
2.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;
3.To approve, on an advisory basis, the compensation of our named executive officers;
4.To approve our amended, restated and extended 2016 Equity Incentive Plan; and
5.To transact any other business that may properly come before the Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to notice of and to vote at the Annual Meeting only if you were a stockholder as of the close of business on April 13, 2026.
Proxy Materials
We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish the proxy statement for our Annual Meeting and our annual report for the fiscal year ended January 31, 2026 (together, the “proxy materials”) to stockholders on the Internet. On or around April 27, 2026, we will mail stockholders entitled to vote at the Annual Meeting a notice containing instructions on how to access these proxy materials. The proxy materials may also be accessed directly via the Internet at www.proxyvote.com using the control number located on your notice or proxy card.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote over the Internet or by telephone. In addition, if you requested printed copies of the proxy materials, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section titled “Proxy Statement Questions and Answers” beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. You can revoke a proxy prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors,
Ho Shin
General Counsel & Corporate Secretary

YEXT, INC.
61 Ninth Avenue
NEW YORK, NEW YORK 10011
PROXY STATEMENT QUESTIONS AND ANSWERS

The information provided in the “Questions and Answers” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read the entire proxy statement carefully.
Why am I receiving these proxy materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on April 13, 2026 (the “Record Date”). The Board of Directors (the “Board” or “Board of Directors”) of Yext, Inc., a Delaware corporation (“Yext,” the “Company,” “we,” “us,” or “our”), has made these proxy materials available to you on the Internet or, upon your request, by delivering printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at our 2026 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) which will take place on June 10, 2026 at 8:30 a.m. Eastern Time. Proxies are solicited by and on behalf of our Board of Directors.
How do I attend and vote at the Annual Meeting?
We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend the virtual meeting, vote and submit questions electronically during the meeting by visiting the virtual meeting platform at www.virtualshareholdermeeting.com/YEXT2026. Stockholders will need the 16-digit control number included in Notice of Internet Availability of Proxy Materials (the “Notice”), on the proxy card, or in the instructions that accompanied the proxy materials to join the Annual Meeting. The meeting will begin promptly at 8:30 a.m. Eastern Time on June 10, 2026. We encourage you to access the meeting prior to the start time. If we determine to make any change to the date, time or procedures of our Annual Meeting, we will announce such changes in advance on our website investors.yext.com.
What if I have technical difficulties during the meeting or trouble accessing the virtual Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice to all of our stockholders as of the Record Date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.
What is the purpose of the Annual Meeting?
For stockholders to vote on the following proposals to:
•elect Daniel Englander and Andrew Sheehan as Class III directors to hold office until our Annual Meeting of Stockholders in 2029 and until his respective successor has been elected or appointed;
•ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;
•approve, on an advisory basis, the compensation of our named executive officers; and

•approve our amended, restated and extended 2016 Equity Incentive Plan;
and to transact any other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote on these proposals?
The Board recommends that you vote:
•FOR the election of Daniel Englander and Andrew Sheehan as Class III directors;
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
•FOR the approval of our amended, restated and extended 2016 Equity Incentive Plan.
Who is entitled to vote at the Annual Meeting?
Holders of Yext common stock at the close of business on the Record Date are entitled to receive the Notice and to one vote for each share of common stock at the Annual Meeting. As of the Record Date, there were 100,112,238 shares of common stock outstanding and entitled to vote at the Annual Meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with Yext’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you by the Company. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote by attending the Annual Meeting.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice and, upon your request, the proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following their instructions for voting. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to your Notice or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.
How can I vote my shares?
Stockholder of Record. The instructions for accessing proxy materials and voting can be found in the Notice that you received either by mail or e-mail. In order to access proxy materials and vote, you will need the 16-digit control number provided on the Notice. There are four ways a stockholder of record can vote:
(1) By Internet before the Annual Meeting: You may vote over the Internet at www.proxyvote.com. You will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
(2) By Internet at the Annual Meeting: You may vote during the Annual Meeting by joining the meeting at www.virtualshareholdermeeting.com/YEXT2026. To join the meeting, you will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
(3) By Telephone: You may vote over the telephone by calling the toll-free number listed in the proxy materials. You will be asked to provide your 16-digit control number included on the Notice, on your proxy card or in the instructions that accompanied your proxy materials.
(4) By Mail: If you requested printed copies of proxy materials, you may vote by mailing your proxy card as described in the proxy materials.

In order to be counted, proxies submitted by telephone or Internet before the Annual Meeting must be received by 11:59 p.m. Eastern Time on June 9, 2026. If you vote by telephone or Internet before the Annual Meeting, you do not need to return your proxy card or voting instruction card.
Beneficial Owner of Shares. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may receive a Notice or instructions from your broker, bank or other nominee. If you received instructions from your broker, bank or other nominee, you must follow these instructions in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone or Internet voting before the Annual Meeting will depend on the voting process of your broker, bank or other nominee. You are also invited to attend the virtual meeting. However, since you are not the stockholder of record, please refer to your Notice or other information forwarded by your broker, bank or other nominee to see which voting options are available and instructions and requirements to vote your shares.
All shares that have been properly voted and not revoked will be cast as votes at the Annual Meeting.
What happens if I decide to attend the Annual Meeting, but I have already voted or submitted a proxy covering my shares?
You may still attend the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.
What can I do if I change my mind after I vote my shares?
If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:
•written notice of revocation to the Corporate Secretary of the Company;
•timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or via the Internet; or
•voting at the Annual Meeting.
If you are a beneficial owner of shares, you should follow the instructions of your bank, broker or other nominee to change or revoke your voting instructions.
What shares can I vote?
You can vote all shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee.
Is there a list of stockholders entitled to vote at the Annual Meeting?
The names of stockholders of record entitled to vote at the Annual Meeting will be available for a period of ten days ending on the day before the Annual Meeting and can be examined by any stockholder for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m. Eastern, at our principal executive offices at 61 Ninth Avenue, New York, New York 10011, by contacting the Corporate Secretary of the Company.
How are votes counted? How will abstentions and broker non-votes be treated at the Annual Meeting?
Each holder of common stock is entitled to one vote per share of common stock held as of the Record Date on each matter properly brought before the Annual Meeting.
Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. Generally, a “broker non-vote” occurs on a matter when a broker is not permitted to vote on the matter without voting instructions from the beneficial owner and voting instructions are not given. Under the rules of the New York Stock Exchange (the “NYSE”), without voting instructions from the beneficial owners, brokers will have discretion to vote on the ratification of the appointment of our independent auditors (proposal no. 2) but not on the election of Class III directors (proposal no. 1), the advisory vote on the compensation of our named executive officers (proposal no. 3) or the approval of our amended, restated and extended 2016 Equity Incentive Plan (proposal no. 4). Therefore, in order for your voice to be heard, it is important that you vote. We strongly encourage you to vote - every vote is important. Please see “How many shares are required to approve the proposals being voted upon at the Annual Meeting?” below for details concerning how abstentions and broker non-votes will be counted for each proposal.
How many shares are required to approve the proposals being voted upon at the Annual Meeting?
The presence of the holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting. Assuming there is a proper quorum of shares represented at the Annual Meeting, the voting requirements for approval of the proposals at the Annual Meeting are as follows:
Proposal No. 1: Election of Class III Directors. Each director must be elected by the affirmative vote of a majority of the votes cast with respect to that director. This means that, to be elected, the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes are not counted as votes cast “FOR” or “AGAINST” such director’s election and therefore will have no impact on the outcome of the vote. If an incumbent director does not receive a majority of the votes cast, the director is expected to tender his or her resignation to the Board of Directors. The Board of Directors will then determine whether to accept or reject the resignation in accordance with the Company’s bylaws and corporate governance guidelines.
Proposal No. 2: Ratification of Appointment of Independent Auditors. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes are not expected to result from this proposal.
Proposal No. 3: Advisory Vote on the Compensation of our Named Executive Officers. The advisory vote regarding named executive officer compensation requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us or on our Board. However, our Board or our compensation committee will consider the outcome of the vote when making future decisions regarding executive compensation.
Proposal No. 4: Approval of our amended, restated and extended 2016 Equity Incentive Plan. The approval of our amended, restated and extended 2016 Equity Incentive Plan requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.
Could other matters be decided at the Annual Meeting?
At the date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration, the proxy holders named on the proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, senior executives or employees, acting without special compensation, may also solicit proxies. Proxies may be solicited by personal interview, mail, electronic transmission, facsimile transmission or telephone. We are required to send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

Who will count the vote?
Yext has designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Election who will tabulate the votes.
How may I obtain Yext’s Form 10-K and other financial information?
Stockholders can access our annual report on Form 10-K for the fiscal year ended January 31, 2026 (“Annual Report”), which contains financial information about the Company, on the Investor Relations section of the Company’s website at investors.yext.com or on the SEC’s website at www.sec.gov. Alternatively, current and prospective investors may request a free copy of our Annual Report from:
Yext, Inc.
61 Ninth Avenue
New York, New York 10011
Attn: Corporate Secretary
We also will furnish any exhibit to the Annual Report if specifically requested upon payment of charges that approximate our cost of reproduction. The website addresses in this proxy statement are included for reference only. The information contained on these websites is not incorporated by reference into this proxy statement.

DIRECTORS AND CORPORATE GOVERNANCE
Board Composition
Our Board of Directors currently consists of seven members, divided into three classes serving staggered three-year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible if nominated again to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of our Board of Directors.
Our bylaws provide for majority voting in the election of directors. Each director nominee will be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Our Board of Directors, after taking into consideration the recommendation of the nominating and corporate governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives (in an uncontested election) a greater number of votes against his or her election than votes for such election. In the event of a contested election in which there are more candidates than available seats, our bylaws retain a plurality voting standard, which is the default standard under Delaware law.
The principal occupations and certain other information about the nominees and the additional members of our Board (including the skills and qualifications that led to the conclusion that they should serve as directors), as of March 31, 2026 are set forth below.

Name	Position(s)	Age
Nominees:
Daniel Englander	Nominee for Class III Director	56
Andrew Sheehan	Class III Director and Lead Independent Director	68
Continuing Directors:
Mark Davis	Class I Director	63
Evan Skorpen	Class I Director	37
Hillary Smith	Class II Director	59
Michael Walrath	Chief Executive Officer, Chairman and Class II Director	50
Seth Waugh	Class II Director	68
Departing Director:
Jesse Lipson	Class III Director	48
Nominees for Election to a Three-Year Term Ending at the 2029 Annual Meeting
Daniel Englander is a new nominee for election to the Board. Mr. Englander was referred to us by a member of our Board of Directors and has been nominated by our Board of Directors as a Class III director. Mr. Englander is the founder and Managing Partner of Ursula Capital Partners, an investment management partnership founded in 2004. Ursula Capital Partners served as a financial advisor to Michael Walrath, our Chief Executive Officer and Chairman of our Board of Directors, in connection with his non-binding proposal to acquire all outstanding shares of the Company not already owned by Mr. Walrath. Ursula Capital Partners did not receive any fees from this arrangement. From January 2005 to June 2006, Mr. Englander was a partner of Prescott Securities, an investment fund, and from October 1994 to January 2005, he was employed by Allen & Company, an investment merchant bank. Mr. Englander has served on the boards of directors of America's Car-Mart (NASDAQ: CRMT), a publicly traded automotive retailer, since 2007, Copart, Inc. (NASDAQ: CPRT), a publicly traded online vehicle auction and remarketing services company, since 2006, OneWater Marine, Inc. (NASDAQ: ONEW), a publicly traded recreational marine retailer, since February 2016, and CKX Lands, Inc. (NYSE American: CKX), a land ownership and management company, since October 2018. Mr. Englander also serves on the boards of directors of numerous private companies. Mr. Englander holds a B.A. in History from Yale University. Our Board of Directors has determined that Mr. Englander’s financial, investment and public company board experience, operational and strategic expertise, as well as business development knowledge make him a qualified member of our Board.

Andrew Sheehan has served as a director since May 2008 and as our Lead Independent Director since March 2022. Since 2014, Mr. Sheehan has served as the Managing Member of Tippet Venture Partners, a venture capital firm. Mr. Sheehan was a Managing Director of Sutter Hill Ventures, a venture capital firm, from 2007 until February 2021. Mr. Sheehan has served on the Board of Directors of QuinStreet, Inc. (NASDAQ: QNST), a publicly held marketing technology company, since February 2017 and also serves on the boards of directors of a number of private companies in the technology industry. Mr. Sheehan holds a B.A. in English from Dartmouth College and an MBA from the University of Pennsylvania Wharton School. Our Board of Directors has determined that Mr. Sheehan’s leadership experience, expertise as a venture capital investor and knowledge regarding the technology industry make him a qualified member of our Board.
Class I and Class II Directors
Mark Davis has served as a director since June 2024. From December 2024 to February 2026, Mr. Davis served as Senior Relationship and Growth Advisor at CrossCountry Consulting, where he has served as a member of the Advisory Council since February 2026. From 1997 to September 2024, Mr. Davis served as an audit & assurance partner at Deloitte & Touche LLP, as well as national managing partner of Deloitte Private Enterprises and managing partner of the Long Island office. Mr. Davis has served on the board of directors of Myriad Genetics, Inc. (NASDAQ: MYGN), a publicly traded molecular diagnostic testing and precision medicine company, since December 2024, where he serves as chair of the audit committee. Mr. Davis currently serves as a member of the Board of Trustees of Adelphi University. Mr. Davis is also a certified public accountant. Mr. Davis holds a B.B.A. from Adelphi University. Our Board of Directors has determined that Mr. Davis’s financial skills, audit and financial services experience make him a qualified member of our Board.
Evan Skorpen has served as a director since October 2022. Mr. Skorpen has served as a Partner and the public portfolio manager at Lead Edge Capital Management, LLC since September 2018. Prior to that, Mr. Skorpen served as an investor at ValueAct Capital from August 2015 to August 2018 and at Hellman & Friedman from July 2013 to July 2015. Mr. Skorpen holds a B.A. in Mathematics and Economics from Williams College. Our Board of Directors has determined that Mr. Skorpen’s leadership experience, his expertise as a professional investor and his experience in advising companies make him a qualified member of our Board.
Hillary Smith has served as a director since October 2020. Ms. Smith has served as an operating partner at Craft Ventures since September 2019 and also serves as a consultant to various technology companies. Previously, Ms. Smith served as general counsel at a number of public and private technology companies, most recently Square, Inc. (n/k/a Block, Inc.), from December 2016 to March 2018, as well as Right Media and DoubleClick Inc. From July 2015 to October 2016, Ms. Smith served as general counsel and corporate secretary for Zenefits, and from May 2010 to June 2015, she served as general counsel to SuccessFactors, Inc. Ms. Smith has served on the Board of Directors of QuinStreet, Inc. (NASDAQ: QNST), a publicly held marketing technology company, since April 2021 and on the Board of Directors at Elevate Services, Inc., a private company that offers consulting, technology, and services to law departments and law firms, since November 2018. Ms. Smith holds a B.A. in History from Montana State University-Bozeman and a J.D. from Cornell Law School. Our Board of Directors has determined that Ms. Smith’s experience advising technology companies on legal and regulatory matters makes her a qualified member of our Board.
Michael Walrath has served as our Chief Executive Officer since March 2022, as the Chairman of our Board of Directors since March 2011 and as a director since November 2009. Mr. Walrath was the Founder and Chief Executive Officer of Right Media, an online advertising company, from January 2003 until its acquisition by Yahoo! in 2007. Mr. Walrath served on the Board of Directors of a publicly traded corporation, Lerer Hippeau Acquisition Corp., from March 2021 to December 2022, and also sits on the boards of directors of a number of private software and media companies. Mr. Walrath holds a B.A. in English from the University of Richmond. Our Board of Directors has determined that Mr. Walrath’s extensive experience as an entrepreneur in the technology and advertising industries, as well as his experience leading and advising high-growth companies, makes him a qualified member of our Board.
Seth Waugh has served as a director since March 2020. Since July 2025, Mr. Waugh has served as Chairman of Rafferty Holdings. From August 2018 to June 2024, Mr. Waugh served as the Chief Executive Officer of The PGA of America. Mr. Waugh has served as a Senior Advisor at Silver Lake since 2017. Since 2015, Mr. Waugh has served on the board of directors of Franklin Resources, Inc. (NYSE: BEN), an investment management holding company. He has also served on the advisory board of Workday, Inc. since June 2014 and as the non-executive chairman of Alex Brown, a division of Raymond James, since September 2016. Previously, he was a Managing Director at Silver Lake, in 2018 and Vice

Chairman of Florida East Coast Industries, LLC, the parent company of several commercial real estate, transportation and infrastructure companies based in Florida, from 2013 to 2017. He served on the FINRA Board of Governors from 2009 to 2015. From 2000 to 2013, Mr. Waugh served in various roles at Deutsche Bank Americas, including Chief Executive Officer and Chairman of the Board of Directors of Deutsche Bank Securities Inc. Earlier in his career, he served as Chief Executive Officer of Quantitative Financial Strategies, a hedge fund. Mr. Waugh also served in various capacities at Merrill Lynch over eleven years, including Co-head of Global Debt Markets. Mr. Waugh also serves on the boards of directors of numerous private companies. Mr. Waugh holds a B.A. in Economics and English from Amherst College. Our Board of Directors has determined that Mr. Waugh’s financial skills and investment management and financial services experience make him a qualified member of our Board.
Departing Director
Jesse Lipson has served as a director since August 2012. Mr. Lipson, a Class III director, is not standing for re-election at the Annual Meeting. We thank Mr. Lipson for his years of service as a member of our Board and wish him well following the expiration of his term. In recognition of his service to the Company, the Company will accelerate the vesting of 27,131 restricted stock units that would otherwise be unvested as of immediately prior to the expiration of his term.
Director Independence
Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our Board of Directors has determined that existing directors Messrs. Davis, Lipson, Sheehan, Skorpen and Waugh and Ms. Smith, and our new nominee for election to the Board, Mr. Englander, do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE. In making this determination for Mr. Englander, our Board of Directors also considered the relationship between Mr. Walrath and Ursula Capital Partners, where Mr. Englander serves as Managing Partner. Accordingly, a majority of our directors are, and following our annual meeting regardless of Mr. Englander’s election to the Board, will be, independent, as required under applicable NYSE rules. Our audit committee, compensation committee and nominating and governance committee are each entirely comprised of independent directors. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company, relationships between our Company and the companies where our independent directors serve on the board of directors, on advisory bodies, or as executive officers or have a significant ownership interest and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership and Role of Lead Independent Director
Mr. Walrath currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer. Our Board of Directors has adopted corporate governance guidelines that provide that if the Board of Directors does not have an independent chairperson, a lead independent director will be appointed by the Board of Directors. Because Mr. Walrath is our Chairman and also our Chief Executive Officer, our Board of Directors has appointed Mr. Sheehan to serve as our Lead Independent Director. As Lead Independent Director, Mr. Sheehan presides over periodic meetings of our independent directors, serves as a liaison between Mr. Walrath and our independent directors and performs such additional duties as our Board of Directors may otherwise determine or delegate.
As a result of the Board’s committee system and the existence of a majority of independent directors, the Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. We believe that the leadership structure of our Board of Directors, including Mr. Sheehan’s role as Lead Independent Director, as well as the independent committees of our Board of Directors, is appropriate and enhances our Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders, while Mr. Walrath’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.
Board Committees and Meetings
Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of the audit, compensation, and nominating and corporate governance committees is a standing committee and operates pursuant to a separate written charter adopted by our Board of Directors that is available on the Investor Relations section of the Company’s website at investors.yext.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website. In accordance with our corporate governance guidelines and listing standards of the NYSE, during the fiscal year 2026, each committee reviewed and, in certain cases, proposed changes to their respective charters, and in addition, each committee as well as the Board of Directors conducted an annual self-evaluation.
The Board met 15 times during fiscal year 2026. During fiscal year 2026, each of our directors attended 75% or more of each of (a) the total number of meetings of the Board held (during the period in which the director served on the Board) and (b) the total number of meetings held by all committees on which the director served (during the period in which the director served on such committees). Pursuant to our corporate governance guidelines, each director is encouraged, but not required, to attend each annual meeting of stockholders. Three directors attended the 2025 annual meeting of stockholders.
 Audit Committee
Our audit committee consists of Messrs. Davis and Sheehan and Ms. Smith, with Mr. Davis serving as chair. We believe that each of our audit committee members meets the requirements for financial literacy under the current requirements of the Sarbanes‑Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the NYSE listing standards and SEC rules and regulations. In addition, our Board of Directors has determined that each of Messrs. Davis and Sheehan is an audit committee financial expert within the meaning of SEC regulations. We have made these determinations based on information received by our Board of Directors, including questionnaires provided by the members of our audit committee.
In order to be considered to be independent for purposes of Rule 10A‑3(b)(1) under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Each member of our audit committee satisfies the independence requirements under the NYSE listing standards and Rule 10A‑3(b)(1) of the Exchange Act.
Our audit committee’s duties and responsibilities are to, among other things:
•appoint and oversee an independent registered public accounting firm and approve audit and non‑audit services;
•evaluate the independence and qualifications of the independent registered public accounting firm at least annually;
•review our annual audited consolidated financial statements and quarterly consolidated financial statements;
•discuss with management the Company’s procedures with respect to earnings press releases and review financial information included in press releases and earnings guidance provided to analysts and rating agencies;
•review the responsibilities, functions, qualifications and performance of our internal audit function, including our internal audit function’s charter, plans, budget, objectivity and the scope and results of internal audits;
•approve the hiring, promotion, demotion or termination of the person in charge of our internal audit function;

•review the results of the internal audit program, including significant issues in internal audit reports and responses by management;
•review the hiring of employees or former employees of our independent registered public accounting firm if such employee will be in an accounting role or financial reporting oversight role;
•review, approve and monitor related party transactions involving directors or executive officers and review and monitor conflicts of interest situations involving such individuals where appropriate;
•periodically, meet separately with management, the internal auditors and our independent registered public accounting firm, both with and without management present, in each case to discuss any matters that the audit committee or others believe should be discussed privately;
•address complaints we receive regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;
•review and discuss with management and our independent registered public accounting firm, on at least an annual basis, the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs, as well as reports regarding compliance with applicable laws, regulations and internal compliance programs;
•discuss with management and our independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or policies and discuss with our chief financial officer or senior legal officer any legal matters that may have a material impact on the financial statements or our compliance procedures;
•discuss with management and, as appropriate, our independent registered public accounting firm, the adequacy and effectiveness of our policies and practices regarding information technology risk management and the internal controls related to cybersecurity;
•oversee management’s process for identifying, monitoring and addressing enterprise risks and evaluate and discuss its assessment of such enterprise risks with management, as well as oversee and monitor management’s plans to address such risks;
•engage independent legal, accounting and other advisors as it determines necessary or appropriate to carry out its duties;
•report regularly to the Board of Directors about issues including, but not limited to, any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm and the performance of the internal audit function;
•review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval; and
•conduct and present to the Board of Directors an annual self‑performance evaluation of the committee.
Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our audit committee held twelve meetings during the fiscal year 2026.
Compensation Committee
Our compensation committee consists of Messrs. Lipson and Skorpen and Ms. Smith, with Ms. Smith serving as chair. Upon the recommendation of our nominating and corporate governance committee, our Board of Directors has appointed Mr. Englander to serve as a member and chair of the compensation committee, effective upon the expiration of Mr. Lipson’s term at the Annual Meeting and Mr. Englander’s election as a director. Each member of the compensation committee meets the requirements for independence under, and the functioning of our compensation committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Additionally, each member of the compensation committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee’s duties and responsibilities are to, among other things:
•establish, and periodically review, a general compensation strategy for our Company, and oversee the development and implementation of our compensation plans to ensure that these plans are consistent with this general compensation strategy;

•administer all of our equity‑based plans and such other plans as shall be designated from time to time by the Board of Directors;
•review, approve and determine, or make recommendations to our Board of Directors regarding, the compensation of our executive officers;
•oversee management’s proposals to stockholders on executive compensation matters and management's response to proposals received from stockholders on executive compensation matters;
•review and discuss compensation risk and risk management with respect to the Company’s compensation policies and practices;
•review, approve and administer, as deemed necessary, appropriate or required by applicable law, any clawback policy allowing the Company to recoup compensation paid to employees;
•review and recommend to the Board of Directors the form and amount of compensation, including perquisites and other benefits, and any additional compensation to be paid, for service on the Board and Board committees and for service as a chairperson of a Board committee;
•oversee regulatory compliance with respect to compensation matters affecting us;
•review and discuss with management the Compensation Discussion and Analysis and related executive compensation information included in this proxy statement;
•retain or obtain the advice of compensation consultants, independent legal counsel and other advisers;
•review and discuss with management the compensation discussion and analysis that we may be required to include in SEC filings from time to time;
•prepare the compensation committee report on executive compensation that may be required by the SEC from time to time to be included in our annual proxy statements or annual reports on Form 10‑K filed with the SEC;
•conduct and present to the Board of Directors an annual self‑performance evaluation of the committee; and
•review, at least annually, the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval.
The compensation committee may delegate its authority to subcommittees or the chair of the compensation committee. Although the compensation committee does not currently do so, it may delegate to officers of the Company the authority to make equity grants to employees or consultants of the Company who are not directors of the Company or executive officers of the Company under the Company’s equity plans. The compensation committee has the right, in its sole discretion, to retain or obtain the advice of compensation consultants, independent legal counsel and other advisers. The compensation committee periodically engages Compensia, an outside consultant to advise on compensation-related matters. For a discussion regarding the role of management and compensation consultants in the compensation-setting process, refer to “Compensation Discussion and Analysis—Compensation‑Setting Process.”
Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. Our compensation committee held eight meetings during the fiscal year 2026.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Sheehan and Waugh, with Mr. Sheehan serving as chair. Each member of the nominating and corporate governance committee meets the requirements for independence under, and the functioning of our nominating and corporate governance committee complies with, any applicable requirements of the Sarbanes-Oxley Act, the NYSE listing standards and SEC rules and regulations. Our nominating and governance committee’s duties and responsibilities are to, among other things:
•make recommendations to the Board of Directors regarding the size and structure of the board, the composition of the board, the criteria for board membership and the process for filling vacancies on the board;
•identify individuals qualified to become board members, after taking into consideration, if applicable, the criteria for board membership and recommend to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors;

•oversee management's proposals to stockholders and management's response to proposals received from stockholders, performing such duties in conjunction with the compensation committee in matters concerning executive compensation;
•review the duties, composition and charters of the committees of the Board of Directors;
•review and recommend to the Board of Directors our corporate governance principles and any proposed changes to such principles;
•conduct and present to the Board of Directors an annual self‑performance evaluation of the committee;
•oversee the evaluation of the Board of Directors, its committees and management and report such evaluation to the Board of Directors;
•review and approve our Code of Business Conduct and Ethics, consider questions of possible conflicts of interest of board members and other corporate officers, review actual and potential conflicts of interest of board members and corporate officers, other than related party transactions reviewed by the audit committee, and approve or prohibit any involvement of such persons in matters that may involve a conflict of interest or taking of a corporate opportunity;
•review and discuss with management the disclosure of the Company's corporate governance practices;
•review at least annually the adequacy of the committee’s charter and recommend any proposed changes to the Board of Directors for approval; and
•oversee succession planning for the Board of Directors and identifying and recommending qualified individuals to become members of the Board of Directors.
Our nominating and governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and governance committee held four meetings during the fiscal year 2026.
Identifying and Evaluating Director Nominees
Our Board of Directors has delegated to the nominating and governance committee the responsibility of identifying individuals qualified to become board members and recommending to the Board of Directors nominees to fill vacancies and newly created directorships and the nominees to stand for election as directors. If the nominating and governance committee determines that an additional or replacement director is required, it may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.
In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the nominating and governance committee will consider the current size and composition of the Board of Directors and the needs of the Board of Directors and its committees. Some of the factors that our nominating and governance committee considers include, without limitation, character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and similar factors.
Nominees must also have the highest personal and professional ethics and integrity, proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, skills that are complementary to those of the existing Board of Directors, the ability to assist and support management and make significant contributions to the Company’s success, and an understanding of the fiduciary responsibilities that are required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.
The nominating and governance committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources. Stockholders should submit recommendations for director candidates to our General Counsel or the Legal Department, at 61 Ninth Avenue, New York, New York 10011. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of

Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership. A stockholder that wants to nominate a candidate for election to the Board should direct the nomination by written notice to the Corporate Secretary and must meet the deadlines and other requirements set forth in the Company’s bylaws and the rules and regulations of the SEC. See “Requirements, Including Deadlines, For Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” for more information.
Governance Structure
We have developed a corporate governance framework to provide our Board of Directors with the authority and practices to review and evaluate our business operations and to make decisions independent of management. The Board of Directors has adopted corporate governance guidelines, committee charters and a Code of Business Conduct and Ethics which, together with our certificate of incorporation and bylaws, form the governance framework for the Board of Directors and its committees.
Our Code of Business Conduct and Ethics establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal controls over financial reporting, corporate opportunities and confidentiality requirements. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by SEC applicable rules and regulations.
These documents are available on the Investor Relations section of the Company’s website at investors.yext.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference into this proxy statement the information on or accessible through our website.
Communications with Directors
Any communication from a stockholder or other interested party to the Board of Directors generally, the non-management directors or a particular director regarding bona fide concerns or questions should be in writing and should be delivered to the care of the General Counsel by registered or overnight mail at the principal executive office of the Company at 61 Ninth Avenue, New York, New York 10011. Each communication should indicate that it contains a stockholder or interested party communication.
The General Counsel will, in consultation with appropriate directors as necessary, generally review communications from stockholders and interested parties and forward such communications or a summary thereof to the Board of Directors or the applicable director or directors. Communications that the General Counsel, in consultation with appropriate directors as necessary, deems are improper or irrelevant to the functioning of the Board of Directors or the Company will not be forwarded.
This procedure does not apply to communications to independent directors from officers or directors of the Company who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. Management is responsible for the day-to-day management of risks the Company faces, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management.
Oversight is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The audit committee primarily oversees management’s process for identifying, monitoring and addressing enterprise risks and the adequacy and effectiveness of the Company’s policies and practices regarding information technology risk management and internal controls related to cybersecurity. The compensation committee considers the risks associated with our compensation policies and practices, with respect to all employees. All committees receive regular reports from officers responsible for oversight of particular risks within the Company. The Board periodically receives reports by each committee chair regarding the committee’s considerations and actions. The Board’s allocation of risk oversight responsibility may change from time to time based on the evolving needs of the Company.
Compensation Risk Assessment
The compensation committee periodically reviews the Company’s general compensation strategy and reviews the risks arising from the Company’s compensation policies and practices for all employees that are reasonably likely to have a material adverse effect on the Company and to evaluate compensation policies and practices that could mitigate such risks. In addition, our compensation committee has engaged Compensia to independently review our executive compensation program. Based on these reviews, our compensation committee structures our executive compensation program to encourage our named executive officers focus on both short-term and long-term success. We therefore do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Compensation Committee Interlocks
None of the members of our compensation committee is an executive officer or employee of our Company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.
Compensation of Non-Employee Directors
The following table sets forth information concerning compensation earned by the non-employee members of our Board of Directors in fiscal 2026. Information concerning the compensation earned by Michael Walrath, our Chief Executive Officer, in fiscal 2026 is set forth in the section titled “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Mark Davis	56,000	227,629	283,629
Jesse Lipson	43,500	227,629	271,129
Andrew Sheehan	71,500	227,629	299,129
Evan Skorpen	43,500	227,629	271,129
Hillary Smith	61,000	227,629	288,629
Seth Waugh	39,750	227,629	267,379
(1)Represents the aggregate grant-date fair value of the awards as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that may be received by the independent directors.
(2)All non-employee directors were granted 27,131 restricted stock units or restricted stock awards on June 11, 2025. All of the shares subject to such awards vest on June 11, 2026, subject to the director’s continued service to the Company on such date.
We also reimburse our non‑employee directors for their reasonable out‑of‑pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings.
The following table lists all outstanding options, restricted stock and restricted stock unit awards held by our non‑employee directors as of January 31, 2026:

Name	Option Awards (#)	Stock Awards (#)
Mark Davis	—	68,798
Jesse Lipson	—	48,965	(1)
Andrew Sheehan	—	27,131
Evan Skorpen	—	33,672	(2)
Hillary Smith	—	27,131
Seth Waugh	—	33,061	(4)
(1)The amount includes 21,834 vested but deferred restricted stock units.
(2)The amount includes 6,541 restricted stock awards received in lieu of cash compensation.
(3)The amount includes 5,930 restricted stock awards received in lieu of cash compensation.
Outside Director Compensation Policy
Members of our Board of Directors who are not employees are eligible for awards pursuant to our Amended and Restated Outside Director Compensation Policy in the form of cash and/or equity, as described below.
Cash Compensation
Each non‑employee director is eligible to receive the following annual cash retainers for certain board and/or committee service:
•    $36,000 per year for service as a member of our Board of Directors;
•    $20,000 per year additionally for service as chair of our Board of Directors;
•    $18,000 for service as lead independent director;
•    $20,000 per year additionally for service as chair of the audit committee;
•    $10,000 per year additionally for service as a member of the audit committee (other than chair);
•    $15,000 per year additionally for service as chair of the compensation committee;
•    $7,500 per year additionally for service as a member of the compensation committee (other than chair);
•    $7,500 per year additionally for service as chair of the nominating and corporate governance committee; and
•    $3,750 per year additionally for service as a member of the nominating and corporate governance committee (other than chair).
Cash retainers are paid quarterly in arrears on a pro-rated basis. Our non-employee directors can elect to receive cash compensation in the form of equity awards for the upcoming calendar year. Messrs. Skorpen and Waugh elected that payment of cash retainers for the calendar year ended December 31, 2025 be made in the form of equity awards under our 2016 Equity Incentive Plan (the “2016 Plan”) and therefore received restricted stock or restricted stock units in lieu of cash for their service that vested on March 20, 2026, subject to the director's continued service to the Company on such date.
Equity Compensation
Non‑employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2016 Plan, including discretionary awards not covered under our Outside Director Compensation Policy. All grants of awards under our Outside Director Compensation Policy will be automatic and non‑discretionary.
Upon joining our Board of Directors, each newly‑elected non‑employee director will receive an initial equity award (the “initial award”), under our 2016 Plan with a value of approximately $350,000. This initial award will vest in approximately equal installments annually over a three‑year period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock or restricted stock units.

On the date of each annual meeting of stockholders following the effectiveness of our Outside Director Compensation Policy, each non‑employee director who is continuing as a director following the applicable meeting will be granted an annual equity award (the “annual award”), under our 2016 Plan with a value of approximately $175,000, provided the non‑employee director has served on our Board of Directors for at least the preceding six months. This annual award will vest as to 100% of the shares on the one‑year anniversary of the date of grant. A non‑employee director may defer the settlement of vested equity awards until his or her separation from our Board of Directors.
Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non‑employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2016 Plan).
Our 2016 Plan contains maximum limits, which were approved by our stockholders, on the size of the equity awards that can be granted to each of our non‑employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non‑employee directors in the future.
Indemnification
We have entered into an indemnification agreement with each of our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”
Stock Ownership Guidelines

Our Board of Directors has approved stock ownership guidelines for our non-employee directors to further align their interests with the interests of our stockholders.
Pursuant to the guidelines, each non-employee director is expected to accumulate and hold a number of shares of our common stock equal to the number of shares with a value equal to five times his or her annual cash retainer for Board service, and to maintain this minimum amount of stock ownership during the director’s tenure on the Board of Directors. For purposes of determining stock ownership pursuant to the guidelines, we include shares owned outright and vested shares subject to any restricted stock unit awards that have not vested as a result of delayed settlement, but do not include the value of shares attributable to unvested time vesting restricted stock or any shares that are pledged or otherwise encumbered. Our non-employee directors are expected to achieve the applicable level of ownership by the later of (i) the five-year anniversary of the effective date of the guidelines and (ii) the five-year anniversary of the date he or she became a director.
Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event a non-employee director falls out of compliance with the guidelines at any time, he or she will be required to maintain 50% of the shares (net of tax and exercise costs) acquired through the vesting or exercise of awards until the guidelines are again satisfied. The guidelines are waived for any non-employee director who has waived the rights to compensation, and the compensation committee has the authority to approve exceptions to the guidelines.

EXECUTIVE OFFICERS

The following table provides information concerning our executive officers as of March 31, 2026:

Name	Position(s)	Age
Michael Walrath	Chief Executive Officer, Chairman and Class II Director	50
Darryl Bond	Chief Financial Officer and Chief Administrative Officer	46
Ho Shin	General Counsel and Corporate Secretary	57
Information regarding Michael Walrath, who also serves as a director, is set forth above under “Directors and Corporate Governance.”

Darryl Bond has served as Yext’s Chief Financial Officer since March 2022 and Chief Administrative Officer since April 2026. Mr. Bond joined the Company in January 2015 as Corporate Controller, and served as the Company’s Chief Accounting Officer from March 2017 to April 2025. Prior to joining Yext, he held various roles at Ernst & Young LLP from 2002 to 2014, including as Manager, Assurance Services, and Senior Manager, Transaction Advisory Services. Mr. Bond holds a B.S. in Accounting from the University of Connecticut and an M.B.A. from Columbia Business School.

Ho Shin has served as Yext’s General Counsel and Corporate Secretary since August 2016, responsible for the Company’s global legal matters. Prior to Yext, Mr. Shin was General Counsel and Chief Privacy Officer of Millennial Media from 2011 to 2015 where he helped guide the company through its international expansion, initial public offering and follow-on offering, through the company’s sale to Verizon/AOL. Mr. Shin has also served as a member of the Department of Homeland Security’s Data Privacy and Integrity Advisory Committee on matters involving data privacy and integrity. Prior to that role, he held senior legal positions with various companies, and was also a trial attorney with the United States Department of Justice. Mr. Shin received his J.D., magna cum laude, from Georgetown University, and his B.S. from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal year 2026 for:
•Michael Walrath, our Chief Executive Officer;
•Darryl Bond, our Chief Financial Officer and Chief Administrative Officer; and
•Ho Shin, our Executive Vice President and General Counsel.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our “named executive officers.”
The Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and design, and the material terms of compensation provided to our named executive officers for fiscal 2026. This section also discusses how and why the compensation committee of the Board of Directors (the “compensation committee”), arrived at specific compensation decisions involving our named executive officers during fiscal 2026.
Summary
Fiscal 2026 Financial and Business Highlights
Yext empowers businesses to manage their knowledge so they can deliver relevant, actionable answers to consumer questions as well as consistent, accurate and engaging experiences to customers throughout the digital ecosystem. Our digital presence platform (also known as the Answers Platform) lets businesses structure and organize information about their brands in our Knowledge Graph (previously known as Yext Content), which is then delivered across first- and third-party websites and applications through our network of over 200 service and application providers, which we refer to as our Publisher Network. These publishers include among others, Amazon Alexa, Apple, Bing, Facebook, Gemini, Google, OpenAI, and Yelp. Our platform powers all of our key products, including Listings, Reviews, Pages, Search, Social, Relate, and Scout, each with robust analytics capabilities for businesses to easily track performance across customer experiences. It is our mission to empower businesses to easily manage every aspect of their digital presence to make meaningful connections with their customers across every digital touchpoint.
Revenue increased to $446.6 million for the fiscal year ended January 31, 2026 as compared to $421.0 million in the fiscal year ended January 31, 2025, driven entirely by the inclusion of revenue from Hearsay Social, Inc., a digital client engagement platform for financial services (“Hearsay”), which we acquired in August 2024. We continued to be thoughtful with respect to our operating expenses while making investments to deliver products that expand our platform, generate revenue growth and drive sales efficiency. Net income was $37.9 million for the fiscal year ended January 31, 2026, compared to net loss of $27.9 million in the fiscal year ended January 31, 2025. Adjusted EBITDA was $107.3 million for the fiscal year ended January 31, 2026, compared to $67.0 million in the fiscal year ended January 31, 2025. Readers are encouraged to review Appendix A for additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income. We believe we have maintained a strong balance sheet in fiscal 2026 that positions us well in the current economic environment ending fiscal 2026 with cash and cash equivalents of $154.1 million.
We also continued to execute on our strategy. Highlights of Yext’s operational results for fiscal 2026 include:
•Acquiring Places Scout, an industry-leading local SEO and location intelligence platform, strengthening our ability to provide best-in-class competitive intelligence, benchmarking, and AI-powered insights.
•Launching Yext Scout, our AI search and competitive intelligence agent, further enhancing our capabilities as a leading digital presence management platform.
•Securing a $200 million senior secured term loan facility with funds and accounts managed by BlackRock to support growth initiatives and pursue strategic acquisitions.
•Hosting Investor Day, allowing our executive leadership team to present our vision, strategy, and financial objectives.

•Announcing Yext Research, an initiative designed as to provide marketers and SEO professionals with insights into how digital visibility is shifting.
•Being named a 2026 Best Place To Work by Built In.
Executive Compensation Philosophy, Objectives and Design
We strive to maintain sound corporate governance standards in our executive compensation policies and practices. The compensation committee reviewed our fiscal 2026 executive compensation program to evaluate its consistency with our short- and long-term goals given the rapidly evolving and dynamic nature of our business and the market in which we compete for executive talent.
In addition, in fiscal 2026, we maintained the following sound corporate governance policies and practices with respect to our executive compensation program:
What we do
•We link pay to performance by structuring a substantial amount of total compensation for our named executive officers in the form of variable compensation that aligns the interests of our named executive officers and shareholders in maximizing the shareholder value.
•Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.
•Our compensation committee reviews our executive and broad-based compensation strategy annually to align incentives with principles of prudent risk management.
•Our compensation committee directly engages an independent compensation consultant, Compensia, to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.
•Our compensation committee reviews external market data when making compensation decisions and annually reviews our peer groups with its independent compensation consultant.
•Our compensation committee periodically reviews the external market for qualified independent consultants to ensure that the compensation committee receives the highest quality data, advice and counsel from its independent advisors.
•We maintain a clawback policy in compliance with Section 10D of the Exchange Act and NYSE listing standards.
What we do not do
•We do not provide guaranteed minimum annual cash incentive compensation.
•We provide for single trigger vesting acceleration benefits upon a change of control only to Mr. Walrath, and only if relevant stock price and/or total shareholder return targets are satisfied.
•We do not provide excessive severance or change of control related benefits.
•We do not offer golden parachute tax gross-ups to any of our named executive officers or other executive officers.
•We prohibit our named executive officers, the members of our Board of Directors and other employees from hedging or similar transactions designed to decrease risks associated with holding our equity securities.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances and rapidly changing market requirements. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to support our customers’ needs. To achieve these objectives, we require a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

The market for skilled personnel in the software industry is very competitive. We compete with other companies in our industry globally and other companies in the major metropolitan areas in the United States to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee seeks to develop competitive compensation packages while rewarding named executive officers for performance. At the same time, our compensation committee is sensitive to the need to balance both market competitive and internal equity considerations. We believe compensation should serve to align the interests of named executive officers with the interests of shareholders in maximizing shareholder value. To meet this challenge, we have embraced a compensation philosophy of offering our named executive officers competitive total direct compensation, which is comprised of base salary, short-term cash incentive compensation, and long-term equity awards, in addition to employee benefits and severance and change of control protections. We believe this philosophy allows us to attract, retain, and motivate talented executives who have the skills and abilities needed to drive our desired business results while aligning the incentives of our named executive officers with our stockholders’ interests.
The specific objectives of our executive compensation program are to:
•Drive the development of a growing business and the achievement of growth objectives;
•Attract, motivate, reward, and retain highly qualified executives who are critical to our success;
•Recognize strong individual achievement; and
•Align incentives of our executives to create long-term value for our stockholders.
Executive Compensation Program Design
Our executive compensation program reflects our stage of development as a growing publicly-traded company. To support our growth objectives and reinforce a strong pay-for-performance culture, the majority of total direct compensation for our named executive officers is variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock. We believe these incentives in turn align the interests of our named executive officers with those of our stockholders. Within this overall framework, our compensation committee reviews each component of executive compensation separately and relative to the overall compensation package to determine whether such amounts and mix of components further the objectives of our executive compensation program. Additionally, we designed our executive compensation program to provide competitive total direct compensation. To assess the competitiveness of our total direct compensation, the compensation committee considers the total direct compensation at companies in our compensation peer group at the 50th and 75th percentile; however, the compensation committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In establishing target total direct compensation for each of our named executive officers, the compensation committee may also take into account each named executive officer's prior experience, in terms of former employers and roles at such employers, the prevalence of executives with a comparable level of skill and experience and potential competitors for such executive's talent. We believe our executive compensation program is appropriate for a company of our size, in our industry, and in our stage of growth. As the Company matures, we will continue to evaluate our executive compensation program and governance practices.
We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities. Cash incentive compensation is used to create meaningful variation in actual total cash compensation based on differences in business results in a given year. In recent years, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific annual financial objectives that we believe will further our longer-term growth objectives. While discretion may be exercised to increase a named executive officer's cash incentive compensation based on individual results, cash incentive compensation is largely based on the Company's financial performance.
Additionally, equity awards serve as a key component of our executive compensation program. Currently, we grant restricted stock units to deliver market competitive levels of compensation and to provide executives with value realized over time based on the long-term performance of our common stock as well as our results of operations. We believe that by providing equity awards with multi-year vesting and performance provisions, we incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, align the interests of our named executive officers with those of our stockholders. In addition, the compensation committee believes that offering meaningful equity ownership with multi-year vesting and performance provisions assists us in retaining our named executive officers.
Finally, we offer executives standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life and disability insurance and 401(k) plans, and our executives pay the same rates as all other employees.
Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews compensation for our named executive officers annually, generally in the second quarter of the fiscal year. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to the Company if we were required to find a replacement for a named executive officer. Adjustments to a named executive officer's compensation made in connection with this review generally occur in the second quarter of the fiscal year with adjustments to cash compensation generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remaining in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year.
Compensation-Setting Process
Role of our Compensation Committee
Compensation decisions for our named executive officers are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, approving and determining the compensation of our named executive officers and making recommendations to our Board of Directors and for administering all cash-based and equity-based compensation plans.
Our compensation committee, after consulting with our management team and Compensia, approves our corporate performance objectives, and makes decisions with respect to any base salary and cash incentive compensation adjustments and equity awards for our named executive officers. With respect to our executive bonus plan, our compensation committee determines the applicable performance targets for each corporate performance objective used for the applicable year. Near the end of the fiscal year, our compensation committee establishes the list of peer companies to develop the relevant market for determining executive pay levels and practices in the following fiscal year.
Role of Management
In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer, Chief People Officer, and General Counsel. Given our other named executive officers work closely with him, our Chief Executive Officer is able to advise on the performance of all our other named executive officers; accordingly he is an actively involved observer of compensation committee meetings. Our Chief People Officer typically coordinates the agenda and leads management’s presentations to the compensation committee. Overall, our management team (together with Compensia) assists our compensation committee by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters as well as information on tax, accounting, legal and regulatory matters relating to executive compensation.
Except with respect to his own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our named executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation.
While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant
Our compensation committee has the authority to retain the services of external advisors, including compensation consultants, legal counsel and other advisors, from time to time, as it sees fit, in connection with carrying out its duties.
In fiscal 2026, our compensation committee continued to engage Compensia, a national compensation consulting firm, to advise on our executive and non-employee director compensation strategy and guiding principles, our current executive total compensation levels relative to competitive market practices, our compensation peer group, and potential executive compensation decisions.
Compensia reports directly to our compensation committee and attends meetings of our compensation committee, as requested. Although our compensation committee considers the recommendations of Compensia as to our executive and non-employee director compensation programs, these recommendations are only one factor in our compensation committee’s decision-making process.
In fiscal 2026, Compensia did not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia in fiscal 2026 taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.
Role of Stockholder Input
At our 2025 Annual Meeting, we conducted our stockholder advisory vote on the compensation of our named executive officers. Our stockholders approved the fiscal 2025 compensation of our named executive officers, with approximately 98% support. The compensation committee reviews the voting results of the advisory vote on the compensation of our named executive officers and takes the results into consideration when reviewing and establishing the compensation of our named executive officers in the following fiscal year. Given stockholders’ strong support for our fiscal 2025 compensation for our named executive officers, the compensation committee continued to evolve our executive compensation program, particularly that of our Chief Executive Officer, and did not otherwise make material changes to our executive compensation program based on stockholder feedback.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to the pay practices of our peer companies as well as industry surveys, including the Radford Global Technology Survey, and where appropriate, a broader set of industry comparable practices.
Competitive Positioning
With the assistance of Compensia, our compensation committee reviews and considers the compensation levels and practices of a group of peer companies. The compensation committee reviews our compensation peer group at least annually and adjusts its composition, as necessary, based on changes in both our business and the businesses of the companies in the peer group. For fiscal 2026, the selection criteria for our compensation peer group targeted companies with comparable software as a service business models and business software applications, with annual revenues generally between $200 million and $790 million, and market capitalization generally between approximately $287 million and $2.6 billion.
Our compensation peer group for fiscal 2026 included the following companies:

8x8	Amplitude	BigCommerce Holdings
Consensus Cloud Solutions	Couchbase	Digital Turbine
Domo	E2open Parent Holdings	Fastly
Magnite	N-able	Olo
Progress Software	PubMatic	Semrush Holdings
Sprinklr	Sprout Social

In setting the various elements of compensation for our named executive officers, our compensation committee reviews target total direct compensation (which is comprised of base salary, short-term cash incentive compensation and long-term equity awards vesting in a given calendar year) and the elements thereof for our named executive officers and those of similarly situated executives of our compensation peer group. Compensia provided data at varying percentiles for such compensation, and our compensation committee used these data as market reference points. For certain named executive officers, the data from the peer group may be supplemented with survey information where we believe the peer group alone does not provide sufficient information for similarly situated executives or when we believe the peer information is otherwise not comparable. While our compensation committee reviews compensation information of the peer group and survey information as elements in determining a competitive level of compensation, our compensation committee considers other factors in setting actual compensation, including prior experience, compensation history, potential competitors for such executive’s talent, the overall competitive market for our executives, the alignment between the market‑based positions and the actual responsibilities of our executives, each executive’s contributions and performance, internal parity, the scope of each executive’s responsibility, the value of each executive’s unvested equity holdings, our short-and long-term objectives, and prevailing market conditions.
Executive Compensation Program Components
Overview
In fiscal 2026, the key elements of our executive compensation program included base salary, cash incentive compensation, time-based equity compensation, time and performance-based equity compensation, employee benefits, and severance and change of control protections.
In fiscal 2026, consistent with our compensation philosophy, the majority of total direct compensation for our named executive officers was variable compensation in the form of cash incentive compensation tied to the achievement of our short-term financial objectives and equity awards tied to the long-term performance of our common stock and our results of operations. Specifically, our practice of granting restricted stock units, which generally vest over a two to five-year period, promotes multi-year executive retention and long-term enterprise value creation, while cash incentive compensation is directly tied to our annual performance and achievement of short-term objectives. The compensation committee carefully considers the appropriate mix of time- and performance-based awards in setting appropriate equity compensation for our named executive officers based upon the Company’s expected performance and other factors such as market conditions for the applicable fiscal year. For fiscal 2026, the compensation committee determined that awards of both time-based equity and performance-based equity were advisable to ensure compensation would be paid in a predictable manner while also emphasizing desired Company performance.
Base Salary
Base salary is the primary fixed component of our executive compensation program, which we use to compensate our named executive officers for the scope and impact of their job. Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time we hire the individual named executive officer, taking into account position, qualifications, experience, salary expectations, compensation data from surveys of similarly-situated companies in our compensation peer group, and the base salaries of our other executives. Thereafter, our compensation committee reviews the base salaries of each named executive officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions, as appropriate.
Our compensation committee reviewed our executive compensation program, including the base salaries of our named executive officers in the second quarter of fiscal 2026. Our compensation committee considered the peer group compensation data provided by Compensia, the recommendations of our CEO (except with respect to his own base salary), as well as other relevant factors, including, among others, the performance and contributions of each of our named executive officers and the heightened competition for experienced leadership in our industry. The base salaries of our named executive officers in fiscal 2026 were as follows:

Named Executive Officer	Fiscal 2026 Salary Rate ($)	Percentage Increase
Michael Walrath(1)	550,000	—%
Darryl Bond	450,000	4.7%
Ho Shin	445,000	2.3%
(1)Mr. Walrath did not receive a salary in fiscal 2025. On March 12, 2025, the compensation committee of our Board of Directors approved revised cash and equity compensation arrangements for Mr. Walrath, which included an annual base salary of $550,000.
The total base salaries earned by our named executive officers in fiscal 2026 are set forth in the “Summary Compensation Table” below.
Cash Incentive Compensation
We use cash incentive compensation to motivate our named executive officers to achieve our annual financial objectives while making progress towards our longer-term strategic and growth goals. Accordingly, cash incentive compensation is used to create meaningful differences in total cash compensation to reflect differences in business results in a given year. Our executive bonus plan allows our compensation committee to provide cash incentive compensation to employees approved by our compensation committee, including our named executive officers.
Our compensation committee administers our omnibus employee incentive plan (the “Employee Incentive Plan”). Generally in the first or second quarter of each fiscal year, following the Board of Director’s approval of our annual operating plan, our compensation committee adopts an incentive compensation plan for executives for the applicable fiscal year under our Employee Incentive Plan (the “executive bonus plan”). As a part of creating the executive bonus plan, the compensation committee establishes the plan participants, the size of the target cash incentive compensation pool, the performance goals to be used to determine whether to make payouts, the associated target levels for each performance goal, and the potential payouts based on actual performance for the fiscal year. The compensation committee in its sole discretion may determine the performance goals (if any) applicable to any award or portion of an award, which may include the attainment of one or more financial, operational, or business objectives. The performance goals may be consistent across all Employee Incentive Plan participants or differ from participant to participant and from award to award.
Generally, in the second quarter of each fiscal year, our compensation committee establishes target annual cash incentive compensation opportunities for each named executive officer. Adjustments to a named executive officer’s compensation made in connection with this review is generally effective as of May 1 of the fiscal year and, unless further adjusted by the compensation committee, remains in effect for the remainder of that fiscal year until May 1 of the subsequent fiscal year. The target annual cash incentive compensation opportunities for each named executive officer for any fiscal year is subject to the terms of the executive bonus plan for that fiscal year as described in the paragraph above.
Achievement of performance goals and the amount of the cash incentive compensation to be awarded to each named executive officer are determined by our compensation committee after the end of the applicable performance period based on our actual performance relative to the performance goals. As the administrator of our Employee Incentive Plan, the compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the incentive pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers. Our Board of Directors and our compensation committee in their sole discretion have the authority to amend, suspend or terminate our Employee Incentive Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.
Actual awards are paid in cash only after performance goals have been achieved and require continued employment through the last day of the performance period and the date the actual award is paid. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than within the timeline set forth in our Employee Incentive Plan.

Our compensation committee reviewed our executive compensation program, including the target annual cash incentive compensation opportunities for our named executive officers in the second quarter of fiscal 2026. The target annual cash incentive compensation opportunities under our executive bonus plan for our named executive officers during the fiscal year ended January 31, 2026, were as follows:

Named Executive Officer	Fiscal 2026 Executive Bonus Plan Target Award Opportunity ($)
Michael Walrath	550,000
Darryl Bond	325,000
Ho Shin	205,000

Fiscal 2026 Executive Bonus Plan
In considering the relevant performance goals for the named executive officers the compensation committee seeks to encourage an efficient level of revenue growth and profitability that are aligned with the interests of the Company’s stockholders. The compensation committee determines the target levels for each of these performance goals in consultation with management after taking into consideration our performance for the current and immediately preceding fiscal year. To that end, with respect to the executive bonus plan for fiscal 2026 (the “Fiscal 2026 Executive Bonus Plan”), the compensation committee established fiscal 2026 total revenue of $452.0 million and Adjusted EBITDA of $104.0 million as the relevant performance goals, which were weighted 50% and 50%, respectively. Readers are encouraged to review Appendix A for additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss. While the compensation committee regularly reviewed our executive compensation program in fiscal 2026 and the expected payouts under the program, the compensation committee did not adjust the performance goals for our Fiscal 2026 Executive Bonus Plan, despite the impact of foreign exchange rates and other macro-economic factors on our business. These performance objectives should not be interpreted as a prediction of how the Company will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of annual cash incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.
A named executive officer’s cash incentive compensation, if any, is computed using a payout percentage, based on the weighted average of the achievement percentages for each performance goal, applied to the named executive officer’s target annual cash incentive compensation opportunity. First, an achievement percentage for each performance goal is computed based upon the Company’s actual performance relative to the performance goals established by the compensation committee. Each achievement percentage is then subject to a multiplier. If actual total revenues for the performance period exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the revenue achievement percentage by 1.0%, respectively. However, if actual total revenues does not equal or exceed 95% of the revenue performance goal, then the achievement percentage for total revenue would be reduced to zero. If actual Adjusted EBITDA exceeds or falls below the performance goal established by the compensation committee for such performance period, each 0.1% achievement above or below the performance goal increases or reduces the Adjusted EBITDA achievement percentage by 0.2%, respectively. Additionally, if actual Adjusted EBITDA is less than 100% of the Adjusted EBITDA performance goal, then the achievement percentage for total Adjusted EBITDA is capped at 90%.
After the achievement percentage for each performance goal has been computed as described above, the percentages are weighted according to the weightings the compensation committee ascribed to each performance goal to determine the payout percentage. Furthermore, if the weighted average of the total revenue and Adjusted EBITDA achievement percentages, without regard to the respective multipliers, is less than 50%, no cash incentive compensation will be paid. In addition, each named executive officers’ cash incentive compensation is subject to a maximum payout equal to 150% of the named executive officer’s target annual cash incentive compensation opportunity, and the compensation committee reserved discretion to reduce the bonus payout percentage.
The Fiscal 2026 Executive Bonus Plan allows for the discretion of the compensation committee to adjust a named executive officer’s cash incentive compensation based on individual results, performance and contributions during the performance period and other factors, and actual cash incentive compensation paid to the named executive officers is predominantly based on the Company’s performance relative to the performance goals established by the compensation committee.

For fiscal 2026, total revenue was $446.6 million and Adjusted EBITDA was $107.3 million, and the resulting payout percentages were calculated as follows:

Performance Goal	Performance Goal Weighting	Percentage of Target Achievement	Percentage of Target Payout
Total Revenue	50%	98.80%	46.40%
Adjusted EBITDA	50%	103.22%	56.43%
Payout Percentage			102.83%

In addition, in connection with the adoption of the Fiscal 2026 Executive Bonus Plan, the compensation committee established a separate pool of discretionary cash incentive compensation. Senior executives that participate in the Fiscal 2026 Executive Bonus Plan including the named executive officers other than our Chief Executive Officer are eligible for discretionary cash incentive compensation upon the recommendation of our Chief Executive Officer and approval by our compensation committee. The discretionary cash incentive compensation pool would only be funded up to a maximum of ten percent of the total cash incentive compensation pool, if the weighted average of the total revenue and Adjusted EBITDA achievement percentages, without regard to the respective multipliers, exceeded 50%.
Accordingly, the cash incentive compensation payable to the named executive officers under the Fiscal 2026 Executive Bonus Plan was:

Named Executive Officer	Fiscal 2026 Executive Bonus Plan Cash Incentive Compensation Payable ($)
Michael Walrath	503,608
Darryl Bond	327,944
Ho Shin	208,304

Equity Awards
We grant equity awards with multi-year vesting provisions to incentivize and reward our named executive officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our named executive officers with those of our stockholders. Since the completion of our initial public offering, our equity awards have generally been made in the form of restricted stock units, or RSU, awards that are settled in shares of our common stock. Equity awards are generally subject to vesting over a two to five-year period based on continued employment, with awards generally subject to vesting in equal quarterly increments. We believe the time-based vesting requirement of our long-term equity incentive awards promotes retention by providing an incentive for our named executive officers to remain in our employment throughout the vesting period.
The size of the equity awards that we grant to our named executive officers in connection with their hire is determined through arm’s-length negotiation, taking into account such factors as the named executive officer’s prospective role and responsibilities, the named executive officer’s expected cash compensation, the equity award’s potential incentive and retention value, survey data on the size of new-hire awards provided by similar companies to similarly-situated employees, and prevailing market conditions. On a periodic basis, most often annually, we also grant equity awards to our named executive officers as additional incentive to continue service with us or to recognize exceptional corporate and individual performance.
Fiscal 2026 Equity Awards
At the start of fiscal 2026, the compensation committee reviewed our Chief Executive Officer’s compensation since he started in the role in fiscal 2023. Given Mr. Walrath’s compensation opportunities had historically been in the form of performance-based equity compensation with no cash compensation, his realized pay from fiscal 2023 through fiscal 2025 was zero while his reported grant value in the proxy statement compensation tables reflected an average of approximately $6.3 million in average compensation over each of those three fiscal years. In light of that disparity, the compensation committee desired to provide him compensation, equally balanced between time and performance at the targeted level with ability for upside for achievement in goals over which management had more direct impact. Further, the time horizon for the fiscal 2026 equity awards to our Chief Executive Officer was intentionally determined to be a shorter period of two years to recognize Mr. Walrath’s contributions and performance to date as well as the lack of realized value from earlier grants to date.
With these considerations in mind, on March 12, 2025, the compensation committee approved the grant of 625,000 time-based RSUs to Mr. Walrath. One-eighth of the shares subject to these RSU awards vested on June 20, 2025 and vest quarterly thereafter on each of September 20, December 20, March 20, and June 20, subject to Mr. Walrath’s continued service to us on each such vesting date. On March 12, 2025, the compensation committee also approved the grant of 625,000 performance-based restricted stock units, or PSUs, to Mr. Walrath. Mr. Walrath’s PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of our reported annual recurring revenue, or ARR, and a “Rule of 40” summation of the percentage growth in our reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to Mr. Walrath’s continued service through that date. The grant of RSUs and PSUs are intended to supplement Mr. Walrath’s existing grants and incentivize and retain Mr. Walrath in his capacity as our Chief Executive Officer.
In fiscal 2026, the compensation committee reviewed market data and analysis of the named executive officers’ (other than our Chief Executive Officer’s) unvested equity awards in the second quarter of the fiscal year. On June 5, 2025, our compensation committee approved the grant of annual time‑based RSU awards to Messrs. Bond and Shin covering 300,000 and 185,000 shares, respectively, in accordance with our historical practices. One-eighth of shares subject to these RSU awards vested on March 20, 2026 and vest quarterly thereafter on each of June 20, September 20, December 20, and March 20, subject to Mr. Bond’s or Mr. Shin’s continued service to us on each such vesting date.
On June 5, 2025, our compensation committee also approved the grant of PSUs to Messrs. Bond and Shin, covering 60,000 and 40,000 shares, respectively. These PSUs are eligible to vest on the same terms and schedule as Mr. Walrath’s PSU grant that was issued on March 12, 2025.
To determine the size of the fiscal 2026 RSU and PSU awards to our named executive officers, the compensation committee considered many factors such as the competitiveness of the equity awards based on market data provided by the compensation committee’s consultant, including the market 50th and 75th percentile; the economic value of the named executive officer’s unvested equity awards and the ability of this equity to satisfy our retention objectives; the named executive officer’s performance, contributions, responsibilities, and experience; the equity award recommendations of our Chief Executive Officer (except with respect to his awards); and the alignment of each named executive officer’s interest with those of shareholders in maximizing shareholder value. To assess the competitiveness of the proposed equity award, as one relevant factor in the analysis, the compensation committee reviewed each named executive officer’s intended total direct compensation on an annual basis over a multi-year period, which includes the projected value of current and proposed equity awards vesting in each year, applying a share price growth assumption to those awards.
The vesting of all equity awards granted to our named executive officers in fiscal 2026 may be accelerated upon the termination of their employment under certain circumstances, as described under “Executive Compensation—Named Executive Officer Employment Agreements” and “—Potential Payments upon Termination or Change in Control”. See “Executive Compensation—Summary Compensation Table” and “—Grants of Plan-Based Awards” for further details about these awards.
Equity Granting Practices
We do not grant equity awards on a predetermined schedule, but typically approve equity awards either at regularly scheduled meetings of our board of directors or during an open trading window. We have not granted, nor do we intend to grant, stock options in anticipation of the release of material, nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and, we have not taken, nor do we intend to take, material nonpublic information into account when determining the terms of stock options. Similarly, we have not timed, nor do we intend to time, the release of material, nonpublic information for the purpose of affecting the value of executive compensation or for any other purpose.
Previously Granted Performance-Based Equity Awards Earned in Fiscal 2026
Mike Walrath 2024 rTSR Award
On January 12, 2024, the compensation committee approved the grant of 1,250,000 PSUs at target level achievement under the 2016 Plan to Michael Walrath. A target number of 1,250,000 PSUs will become eligible to vest in up to two installments based on the total shareholder return of the Company (“Company TSR”) during each of the following performance periods (each, a “Performance Period”) relative to the total shareholder return of companies in the S&P Software and Services Select Index (the “Indexed Companies”): (i) December 19, 2023 to March 31, 2025 (“Performance Period One”); and (ii) December 19, 2023 to March 31, 2026 (“Performance Period Two”). The starting Company TSR for both the Company and the Indexed Companies shall be calculated based on the respective 30-trading day average closing price ending with December 19, 2023, and the ending Company TSR will be calculated based on the respective 30-trading day average closing price ending with the last trading day of the applicable Performance Period. The total number of PSUs that will be eligible to vest range from 0% to 200% (the “Achievement Percentage”) of the target number of PSUs. One half of the PSUs will be eligible to vest as a result of performance for each of Performance Period One and Performance Period Two. The Achievement Percentage of the target number of PSUs that may vest are (i) 0% if Company TSR ranks below the 40th percentile of the Indexed Companies, (ii) 50% if Company TSR ranks at or above the 40th percentile but below the 60th percentile of the Indexed Companies, (iii) 100% if Company TSR ranks at the 60th percentile of the Indexed Companies, and (iv) 200% if Company TSR ranks at the 75th percentile of the Indexed Companies. If Company TSR ranks between these percentile thresholds, the Achievement Percentage of the target number of PSUs that may vest is determined using linear interpolation.
Performance Period One completed during fiscal 2026. The Company’s TSR for Performance Period One was 1.79% resulting in the Company achieving in approximately the 45th percentile of Indexed Companies and a 62.7% payout multiplier for Performance Period One. Thus, Mr. Walrath earned 391,875 shares in fiscal 2026 for Performance Period One (62.7% of 625,000).
Rule of 40 Grants
As described above, half of the Rule of 40 grants to Messrs. Walrath, Bond and Shin were eligible to vest based on performance goals for fiscal 2026. For fiscal 2026, the target for 100% achievement was a combination of percentage growth in reported ARR and Adjusted EBITDA Margins equal to 23. Maximum 150% achievement was a score of 28. The Company’s achieved percentage growth of: (i) ARR of 0.36% and (ii) Adjusted EBITDA Margin of 24.03% resulting in a score of 24.39. In addition to achievement based the score, the actual payout is multiplied upward or downward based on ARR growth with no multiplier occurring at 0% ARR growth and up to an additional 100% payout for ARR growth of 10%. Based on the score of 24.39 and ARR growth of 0.36%, our named executive officers achieved 117.46% payout for fiscal 2026. Thus, for the Rule of 40 grants for fiscal 2026, (i) Mr. Walrath earned 367,062 shares, (ii) Mr. Bond earned 35,238 shares, and (iii) Mr. Shin earned 23,492 shares.
Severance and Change of Control
Our Board of Directors has adopted a change of control and severance policy, which applies to our named executive officers other than our Chief Executive Officer. The material terms of this policy and the change of control provisions in our equity incentive plans are set forth in “Executive Compensation—Potential Payments upon Termination or Change in Control” below.
Other Compensation and Benefits
We maintain a tax‑qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax‑advantaged basis. See “Executive Compensation—401(k) Plan” below.
Participation in the 2017 Employee Stock Purchase Plan (“ESPP”) is available to all named executive officers on the same basis as our other U.S. employees. However, any named executive officers who would become 5% stockholders as a result of their participation in the ESPP or who hold rights to purchase shares of our common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our common stock for each calendar year that the offering cycle is in effect, are ineligible to participate in the ESPP in excess of such accrued amount. Under the ESPP, participants may purchase the Company’s common stock through payroll deductions, up to a maximum of 15% of their eligible compensation, subject to a maximum of 10,000 shares of common stock during a purchase period. A new offering period will commence on the first trading day on or after March 15th and September 15th each year, or on such other date as the administrator will determine and will end on the first trading day, approximately six months later, on or after September 15th and March 15th, respectively. The number of shares participants may purchase is variable, as participants may purchase as many shares as the full amount of their withholdings will permit, based on the purchase price. Unless changed by the administrator, the purchase price for each share of common stock purchased under the ESPP will be 85% of the lower of the fair market value per share on the first trading day of the applicable offering period or the fair market value per share on the last trading day of the applicable offering period.
Our named executive officers are also entitled to participate in the employee benefit plans that are available to our U.S.-based, full-time employees, on the same terms and conditions as such other employees participate. These benefit plans include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; and life insurance, which are generally consistent with those offered by companies that we compete with for employees.
Insider Trading Policy
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers, employees and agents that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. A copy of our insider trading policy is filed with our Annual Report on Form 10-K. In addition, with regard to the Company’s trading in its own securities, it is our policy to comply with the federal securities laws and the applicable NYSE listing standards.
Prohibition on Hedging and Pledging Transactions
Our insider trading policy prohibits our named executive officers from engaging in the following activities with respect to our common stock: short sales, trading in derivative securities, hedging transactions, pledging stock as collateral, or holding stock in a margin account.
Clawback Policy
We adopted a clawback policy in 2023 pursuant to Rule 10D-1 of the Exchange Act. Under our clawback policy, our compensation committee, the independent members of our Board of Directors, or another committee of the Board of Directors made up of independent members of the Board of Directors may seek to recover cash or equity compensation, or severance or termination payments, paid to an executive officer or certain other direct reports to our CEO in the three completed fiscal years immediately preceding an accounting restatement as a result of material non-compliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the amount of our federal income tax deductions for compensation paid to our Chief Executive Officer and certain of our most highly-compensated executive officers in any taxable year to $1 million per person. Beginning on or after January 1, 2027, the American Rescue Plan Act of 2021 will further expand the applicability of Section 162(m) to include the next five highest paid corporate officers.
Our compensation committee has not adopted a policy that requires that all compensation paid to our named executive officers be fully deductible. Our compensation committee is aware of the benefit of being able to fully deduct the compensation paid to our named executive officers, but our compensation committee intends to continue to compensate our named executive officers consistent with the best interests of our Company and our stockholders even if such compensation is not fully deductible because our compensation committee believes that we must retain the flexibility to compensate our named executive officers in a manner that best promotes our business objectives.
“Parachute Payments” and Deferred Compensation
Certain service providers may be subject to an excise tax under Section 4999 of the Internal Revenue Code if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and we, or a successor, may forfeit a deduction on the amounts subject to this excise tax under Section 280G of the Internal Revenue Code. Section 409A of the Internal Revenue Code (“Section 409A”) imposes significant additional taxes on a service provider if the service provider receives “deferred compensation” that does not meet the requirements of Section 409A.
We do not provide (and did not have any agreements or obligations to provide) any of our named executive officers with a “gross-up” payment or other reimbursement for any excise tax liability that he might owe under Section 4999 or for any additional tax that he might owe under Section 409A.
Accounting Considerations
Authoritative accounting guidance on stock compensation requires measurement of the compensation expense for all share-based awards made to employees (such as our named executive officers) and directors based on the grant date “fair value” of the awards. Even though our named executive officers and directors may never realize any value from their equity awards, these values have been calculated for accounting purposes and reported in the tables below. This guidance also requires us to recognize the compensation cost of share-based awards in our income statements over the period that the named executive officer or director is required to continue service with us in order to vest in the equity award.

Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company's Annual Report on Form 10-K for fiscal 2026 and included in this proxy statement.
Submitted by the compensation committee of our Board of Directors:
Hillary Smith (Chair)
Jesse Lipson
Evan Skorpen
This report of the compensation committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers in fiscal 2026.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non‑Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Michael Walrath	2026	482,308	—	7,675,000	503,608	33,057	(5)	8,693,973
Chief Executive Officer	2025	—	500,000	—	—	39,845		539,845
	2024	—	—	7,587,500	—	9,069		7,596,569
Darryl Bond	2026	444,770	—	3,168,000	327,944	29,589	(6)	3,970,303
Chief Financial Officer	2025	426,136	—	2,557,020	286,341	29,694		3,299,191
	2024	409,808	—	767,600	299,406	35,408		1,512,222
Ho Shin	2026	442,385	—	1,980,000	208,304	35,032	(7)	2,665,721
General Counsel	2025	431,135	—	1,769,660	186,122	34,560		2,421,477
	2024	420,001	—	262,150	205,896	41,066		929,113

(1)For fiscal year 2025, this consists of a one-time discretionary bonus for Mr. Walrath. For additional information regarding this bonus, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Walrath Cash Bonus” in the proxy statement for the Company’s 2025 annual meeting of stockholders filed with the SEC on April 28, 2025.
(2)The amounts in this column represent the aggregate grant‑date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant‑date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that `may be received by the named executive officers.
(3)The amounts reported represent the target amounts achieved in the applicable fiscal year under our executive bonus plan. For additional information regarding our executive bonus plan, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation.”
(4)The amounts include premiums paid for participation in our employee welfare benefits plan. For fiscal years 2024 and 2025, these amounts include 100% of the premiums paid for participation in our employee welfare benefits plan through June 30, 2024 for Messrs. Bond and Shin and through January 1, 2025 for Mr. Walrath. We do not fully pay premiums for any employees.
(5)Consists of $33,057 of premiums paid for participation in our employee welfare benefits plan.
(6)Consists of $1,438 of 401(k) matching contributions and $28,151 of premiums paid for participation in our employee welfare benefits plan.
(7)Consists of $2,800 of 401(k) matching contributions and $32,232 of premiums paid for participation in our employee welfare benefits plan.
Grants of Plan-Based Awards
The following table provides information regarding grants of incentive plan-based awards made to each of our named executive officers during fiscal 2026. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Target ($)(1)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Michael Walrath	—	550,000	825,000	—	—	—	—	—		—
	3/12/2025	—	—	—	—	—	625,000	625,000	(4)	3,837,500
	3/12/2025	—	—	—	625,000	1,562,500	—	—	(5)	3,837,500
Darryl Bond	—	325,000	487,500	—	—	—		—		—
	6/5/2025	—	—	—	—	—		300,000	(6)	2,640,000
	6/5/2025			—	60,000	150,000			(5)	528,000
Ho Shin	—	205,000	307,500	—	—	—		—		—
	6/5/2025	—	—	—	—	—		185,000	(6)	1,628,000
	6/5/2025	—	—	—	40,000	100,000		—	(5)	352,000

(1)     The amounts in this column represents the annualized target cash incentive compensation opportunities for fiscal 2026 under the Employee Incentive Plan. The cash incentive compensation granted to a named executive officer is based on the achievement of certain performance goals established by the compensation committee. If minimum performance goals established by the compensation committee are not achieved, no cash incentive compensation will be paid. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation” for additional information regarding performance goals and the computation of cash incentive compensation.
(2)     The amounts in this column represent the maximum target cash incentive compensation opportunities under the Fiscal 2026 Executive Bonus Plan provided certain conditions have been satisfied. See “Compensation Discussion and Analysis—Executive Compensation Program Components—Cash Incentive Compensation”.
(3)     The amounts in this column represent the aggregate grant-date fair value of the award as computed in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value of the awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts may not correspond to the actual value that may be received by the named executive officers.
(4)     Represents time-based RSUs granted under our 2016 Plan. One-eighth of shares subject to award vested on June 20, 2025 and vests quarterly thereafter on each of September 20, December 20, March 20, and June 20, until the award is fully vested on March 20, 2027, subject to the executive’s continued service on each such date.
(5)     Represents PSUs granted under our 2016 Plan. The PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of the Company's reported ARR and a “Rule of 40” summation of the percentage growth in the Company's reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to the executive’s continued service through that date. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.
(6)     Represents time-based RSUs granted under our 2016 Plan. One-eighth of shares subject to award vested on March 20, 2026 and vests quarterly thereafter on each of June 20, September 20, December 20, and March 20, until the award is fully vested on December 20, 2027, subject to the executive’s continued service on each such date. For information regarding the vesting acceleration provisions applicable to our named executive officers’ equity awards, see “—Potential Payments Upon Termination or Change in Control” below.
Outstanding Equity Awards
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2026.
The vesting schedule applicable to each outstanding equity award is described in the footnotes to the table below. In each case vesting is subject to the named executive officer's continued service on the applicable vesting date. For information regarding applicable vesting acceleration provisions, see “—Potential Payments Upon Termination or Change in Control.”

			Option Awards				Stock Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(1)
Michael Walrath	3/12/2025	(2)	—	—	—	—	625,000	4,475,000
	3/12/2025	(3)	—	—	—	—	390,625	2,796,875
	1/12/2024	(4)	—	—	—	—	625,000	4,475,000
	3/8/2022	(5)	—	—	—	—	2,000,000	14,320,000
Darryl Bond	6/5/2025	(6)	—	—	—	—	300,000	2,148,000
	6/5/2025	(2)	—	—	—	—	60,000	429,600
	5/31/2023	(7)	—	—	—	—	20,625	147,675
	5/31/2023	(8)	—	—	—	—	35,000	250,600
	3/8/2022	(7)	—	—	—	—	37,500	268,500
	12/15/2016	(9)	28,000	—	7.18	12/15/2026	—	—
Ho Shin	6/5/2025	(6)	—	—	—	—	185,000	1,324,600
	6/5/2025	(2)	—	—	—	—	40,000	286,400
	5/31/2023	(8)	—	—	—	—	35,000	250,600
	6/28/2022	(7)	—	—	—	—	28,125	201,375
	9/9/2016	(9)	192,587	—	6.58	9/9/2026	—	—
(1)The market value of unvested restricted stock units is based on the closing price of the Company’s common stock on January 30, 2026 of $7.16 per share.
(2)The PSUs will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of the Company's reported ARR and a “Rule of 40” summation of the percentage growth in the Company's reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2026 and one for fiscal year 2027. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 250% of the target number of PSUs. The PSUs that become eligible to vest with respect to a performance period will vest on March 20 following the end of that performance period, subject to the executive’s continued service through that date.
(3)One-eighth of shares subject to award vested on June 20, 2025 and vests quarterly thereafter on each of September 20, December 20, March 20, and June 20, until the award is fully vested on March 20, 2027, subject to the executive’s continued service on each such date
(4)The PSUs are eligible to vest in up to two installments based upon target level achievement of the Company’s total shareholder return, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Executive Team Adjustments—Walrath Performance Award” in the proxy statement for the Company’s 2024 annual meeting of stockholders filed with the SEC on April 30, 2024 (the “2024 Proxy Statement”). For the first performance period, 391,875 PSUs vested on June 20, 2025 based on performance of 62.70% of 625,000 target PSUs, and 233,125 PSUs were forfeited. As of January 31, 2026, 625,000 target PSUs remain eligible to vest.
(5)The PSUs are subject to a stand-alone PSU agreement. The PSUs become eligible to vest based upon achievement of certain stock price targets.
(6)One-eighth of shares subject to award vest on March 20, 2026 and vests quarterly thereafter on each of June 20, September 20, December 20, and March 20, until the award is fully vested on December 20, 2027, subject to the executive’s continued service on each such date.
(7)One-sixteenth of shares subject to award vests on each of March 20, June 20, September 20 and December 20, beginning on the first such date in the fiscal quarter following the grant date.
(8)All shares subject to award vest based upon achievement of certain stock price targets and quarterly vesting on each of September 20, 2023, December 20, 2023, and March 20, 2024, subject to the executive’s continued service on each such date, as further described in the section titled “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” in the 2024 Proxy Statement.
(9)Shares subject to the option are fully vested. One-fourth of the shares subject to the option vested ten months to one year after the grant date, and one thirty-sixth of the remaining shares subject to the option vested monthly thereafter.

Option Exercises and Stock Vested
The following table presents, for each named executive officer, the shares of our common stock that were acquired upon the exercise of stock options or vesting of RSUs and the related value realized during fiscal 2026.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Michael Walrath	—	$—	626,250	$5,136,663
Darryl Bond	15,000	$54,750	561,500	$4,533,399
Ho Shin	—	$—	334,500	$2,704,747
(1)The value realized on exercise is pre-tax and represents the difference between the fair market value of the common stock underlying the options on the date of exercise and the applicable exercise price.
(2)The value realized on vesting is pre-tax and is determined by multiplying the closing market price per share of our common stock on the business day prior to vesting date by the number of shares that vested.
401(k) Plan
We maintain a tax‑qualified retirement plan, or the 401(k) Plan, that provides eligible employees, including our named executive officers, with an opportunity to save for retirement on a tax‑advantaged basis. Eligible employees are able to participate in the 401(k) Plan on the date they meet the 401(k) Plan’s eligibility requirements. All participants’ interests in their deferrals are 100% vested when contributed. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to our employees until they are distributed from the 401(k) Plan, and any contributions we make are deductible by us when they are made. On January 1, 2019, we began making matching contributions to eligible participants. We currently match 25% of eligible contributions made to the 401(k) Plan by our employees up to a maximum of approximately $1,400 per fiscal year. Such matching contributions vest 50% after one year of service and are fully vested after two years of service.
Pension Benefits

    We do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
Non-Qualified Deferred Compensation
    We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers are entitled to participate.
CEO Pay Ratio
    As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer. For fiscal 2026:
•As disclosed in the “Summary Compensation Table” above, the annual total compensation of our Chief Executive Officer for fiscal 2026 was $8,693,973; and
•the annual total compensation of our median employee for fiscal 2026 was approximately $182,038.
Based on this information, for fiscal 2026, the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees was approximately 48:1.
We identified the median employee based on examination of compensation data for all employees other than our Chief Executive Officer as of November 1, 2025 (the “determination date”). First, in determining our employee population, we considered the individuals, excluding our Chief Executive Officer, who were employed by us and our consolidated subsidiaries on the determination date based on our payroll records. Further, we did not exclude any non-U.S. employees under the de minimis exception set forth in Item 402(u) of Regulation S-K. To identify our median employee, we chose to use as our consistently applied compensation measure annual base salary (including annual target commissions for sales employees) and the grant date fair value of equity awards, in each case, for the 12-month period preceding the determination date. For employees paid other than in U.S. dollars, we converted their compensation to U.S. dollars using the average applicable exchange rates in effect on the determination date. Consistent with fiscal 2025, our compensation measure for fiscal 2026 was annual base pay and commissions. We did not make any cost-of-living adjustments. Once we applied our consistently applied compensation measure, we omitted anyone from being the median employee if they had not served for one full calendar year; we did not think a person who had served less than one year would have representative compensation as a median employee. Once we identified our median employee, we then calculated the annual total compensation for this individual consistent with the methodology used to calculate the annual total compensation for our Chief Executive Officer in the “Summary Compensation Table” above in accordance with the applicable rules and regulations of the SEC.
This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s rules and regulations, based on our records and the methodology described above. The SEC’s rules and regulations for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies and to use reasonable estimates and assumptions based on their own facts and circumstances. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different estimates, assumptions, and methodologies in calculating their own pay ratios.
Named Executive Officer Employment Arrangements
We have entered into a confirmatory employment letter with each of our named executive officers. The confirmatory employment letters have no specific term and provide that each named executive officer is an at‑will employee. The confirmatory employment letters also set forth the named executive officer’s initial base salary, initial annual target incentive payment and eligibility for the Company’s customary benefit plans, subject to the terms and conditions of such plans and programs. Each named executive officer is eligible for severance and change of control‑related benefits as described under “—Potential Payments Upon Termination or Change in Control— Change of Control and Severance Policy.”
Michael Walrath Letter Amendment

On January 12, 2024, the Company entered into a letter amendment agreement with Michael Walrath. The letter amendment agreement provides that if the Company terminates Mr. Walrath’s employment other than for cause, death or disability, as such terms are defined in our Change of Control and Severance Policy (the “Policy”), other than during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, Mr. Walrath will be eligible to receive the following severance benefits, less applicable tax withholdings: $250,000 payable in equal installments over 6 months; a $500,000 lump sum cash amount prorated based on the number of days the named executive officer was actually employed during the fiscal year in which the termination of employment occurred; and payment or reimbursement of continued health coverage for Mr. Walrath and his dependents under COBRA for a period of up to twelve months. To receive the severance benefits upon a qualifying termination, Mr. Walrath must sign and not revoke the Company’s standard separation agreement and release of claims within the timeframe set forth in the letter amendment agreement and must continue to adhere to his non-competition, non-disclosure, and invention assignment agreement.
Revised Chief Executive Officer Compensation
On March 12, 2025, the compensation committee of our Board of Directors approved revised cash and equity compensation arrangements for Michael Walrath, our Chief Executive Officer and Chairman of the Board of Directors. The cash compensation arrangements consist of (i) an annual base salary of $550,000 and (ii) a target annual cash incentive compensation of 100% of Mr. Walrath’s salary. Prior to these arrangements, Mr. Walrath did not receive a cash salary from the Company. The equity compensation arrangements consist of (i) an award of 625,000 RSUs, and (ii) an award of 625,000 PSUs, each pursuant to the 2016 Plan (for further information regarding these equity awards, “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” above). In the case of a change of control, the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest, and will vest on the scheduled vesting date, subject to Mr. Walrath’s continued service. Notwithstanding any service-based vesting terms, if Mr. Walrath’s employment is terminated as a result of his death or disability, a termination of Mr. Walrath’s employment by the Company other than for cause, or, following a change in control, a termination of Mr. Walrath’s employment by Mr. Walrath for good reason, Mr. Walrath will be eligible for acceleration of 100% of the then-unvested RSUs and 100% of the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the termination with respect to each performance period not completed as of such time.
Potential Payments upon Termination or Change in Control
Change of Control and Severance Policy
Our Board of Directors adopted the Policy, which applies to each of our named executive officers other than Mr. Walrath. The Policy has a term of three years generally and automatically renews for additional one‑year terms, unless we provide notice of non‑renewal at least 60 days prior to the date of the automatic renewal. Under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or the named executive officer resigns for good reason, as such terms are defined in the Policy, during the period from 60 days prior to until twelve months following a change of control, as defined in the Policy, with such period being referred to as the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings:
•100% of the named executive officer’s then‑outstanding and unvested time‑based equity awards will become vested and exercisable;
•a lump sum cash amount equal to six months of the named executive officer’s base salary;
•a lump sum cash amount equal to (x) 100% of the named executive officer’s target annual bonus plus (y) the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and
•payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months.

Further, under the Policy, if we terminate a named executive officer’s employment other than for cause, death or disability or such named executive officer resigns for good reason any time other than during the change of control period, such named executive officer will be eligible to receive the following severance benefits, less applicable tax withholdings: 15% of the named executive officer’s then-outstanding and unvested time-based equity awards will become vested and exercisable; continued payments of base salary for six months; a lump sum cash amount equal to the named executive officer’s target annual bonus as in effect for the fiscal year in which the named executive officer’s termination occurs but prorated based on the number of days the named executive officer was actually employed during the fiscal year; and payment or reimbursement of continued health coverage for the named executive officer and the named executive officer’s dependents under COBRA for a period of up to six months. To receive the severance benefits upon a qualifying termination, either in connection with or not in connection with a change of control, a named executive officer must sign and not revoke our standard separation agreement and release of claims within the timeframe set forth in the Policy and must continue to adhere to the named executive officer’s non-competition, non-disclosure, and invention assignment agreement.
If any of the payments provided for under the Policy or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the related excise tax under Section 4999 of the Internal Revenue Code, then the named executive officer will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.
Walrath Severance Benefits
Mr. Walrath is eligible for severance and change of control‑related benefits as described above under “—Named Executive Officer Employment Arrangements—Michael Walrath Letter Amendment” and “—Named Executive Officer Employment Arrangements—Revised Chief Executive Officer Compensation”.
Named Executive Officer PSUs
On June 5, 2025, the compensation committee of our Board of Directors approved the grant of PSUs to Messrs. Bond and Shin, pursuant to the 2016 Plan (for further information regarding these equity awards, “Compensation Discussion and Analysis—Executive Compensation Program Components—Equity Awards” above). In the case of a change of control, the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest, and will vest on the scheduled vesting date, subject to the named executive officer’s continued service. If, within the Change of Control Period (as defined in the Policy), the named executive officer’s employment is terminated as a result of his death or disability, the Company terminates the named executive officer’s employment other than for cause, or the named executive officer terminates his employment for Good Reason (as such terms are defined in the Policy), all the PSUs eligible to vest will become immediately vested.
The following table reflects the potential payments and benefits to which our named executive officers would be entitled under the Policy, their awards of PSUs, and in the case of Mr. Walrath, under his letter amendment agreement, assuming that both a change in control if applicable and termination of employment occurred on January 31, 2026.

	Qualified Termination during Change of Control Period(1)				Qualified Termination outside of Change of Control Period(1)
Name	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($)(2)	Total ($)
Michael Walrath(3)(4)(5)	—	—	14,566,573	14,566,573	750,000	48,410	14,566,573	15,364,983
Darryl Bond(5)	875,000	21,130	3,031,279	3,927,409	550,000	21,130	384,626	955,756
Ho Shin(5)	632,500	24,205	1,525,975	2,182,680	427,500	24,205	228,896	680,601
(1)A “qualified termination” and “change of control period” have the meanings set forth in the Policy as summarized above under “—Change of Control and Severance Policy.”
(2)Based on the closing price of a share of common stock on January 30, 2026.

(3)In the event that stock price targets related to Mr. Walrath’s 2022 award of PSUs are satisfied in connection with a change of control, the applicable service-based vesting requirement will be accelerated. Based on the closing price of a share of common stock on January 30, 2026, no stock price targets would be satisfied. In the event the Company TSR targets related to Mr. Walrath’s 2024 award of PSUs are met in the shortened performance period resulting from a change in control or Mr. Walrath’s death or disability or termination by the Company without cause during an applicable performance period, the shares earned will vest immediately. Based on the Company TSR for the relevant period ending on January 31, 2026, a payout at 154.28% of the TSR targets for the second performance period would be achieved.
(4)Mr. Walrath is entitled to cash severance and continued health coverage benefits in the event his employment is terminated by the Company other than for “cause,” death or “disability,” as such terms are defined in the Policy as summarized above under “—Change of Control and Severance Policy.”
(5)In the event of a change of control or a qualified termination during the change of control period (or, in the case of Mr. Walrath, termination due to death, disability, or by the Company without cause during an applicable performance period), the greater of the target number of PSUs or the number of PSUs that would be eligible to vest based on pro-rated performance prior to the change of control with respect to each performance period not completed as of such time will become eligible to vest. Based on the Company’s reported ARR and “Rule of 40” achievement for the first performance period ending on January 31, 2026, a payout at approximately 117.46% of the relevant target number of PSUs would be achieved.
Equity Incentive Plans
2016 Equity Incentive Plan. Our 2016 Plan, provides that in the event of a merger or change in control, as defined in the 2016 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If an outside director’s awards are assumed or substituted for in a merger or change in control and the service of such outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and restricted stock units will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions met.
2008 Equity Incentive Plan. Our 2008 Equity Incentive Plan, or 2008 Plan, provides that in the event of a change in control, as defined under the 2008 Plan, the administrator may, in its sole and absolute discretion and without the need for the consent of any participant, take one or more of the following actions: accelerate the vesting of all outstanding options, in whole or in part, cause any or all outstanding restricted stock or restricted stock units to become non-forfeitable, in whole or in part, provide for the substitution of awards, redeem any restricted stock for cash and/or other substitute consideration with a value equal to the fair market value of a share on the date of the change in control, cancel any option in exchange for cash and/or other substitute consideration with a value equal to the number of shares subject to the option multiplied by the difference between the fair market value per share on the date of the change in control and the exercise price of that option (provided that if the fair market value is not greater than the exercise price, the option may be cancelled without any payment therefor), or cancel any restricted stock unit in exchange for cash and/or other substitute consideration with a value equal to the fair market value per share on the date of the change in control.

Indemnification
We have entered into an indemnification agreement with each of our directors and named executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and named executive officers to the fullest extent permitted by Delaware law. See “Certain Relationships and Related Person Transactions – Transactions and Relationships with Directors, Officers and 5% Stockholders – Indemnification of Officers and Directors.”

PAY VERSUS PERFORMANCE

Under rules adopted pursuant to the Dodd-Frank Act, we are required to disclose certain information about the relationship between the compensation actually paid to our named executive officers and certain measures of company performance. The material that follows is provided in compliance with these rules however additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year are described above under “Compensation Discussion and Analysis.”

The following table provides information regarding compensation actually paid to Michael Walrath, our principal executive officer, and Howard Lerman, our former principal executive officer (each, a “PEO”) and other named executive officers for each fiscal year ended from January 31, 2022 to January 31, 2026, compared to our total shareholder return (“TSR”) from January 31, 2021 through the end of each such year, and our net income (loss) and revenue for each such year.

Year (a)	Summary Compensation Table Total for First PEO (b)(1)(3)	Compensation Actually Paid to First PEO (c)(1)(4)	Summary Compensation Table Total for Second PEO (b)(2)(3)	Compensation Actually Paid to Second PEO (c)(2)(4)	Average Summary Compensation Table Total for Non-PEO NEOs (d)(5)	Average Compensation Actually Paid to Non-PEO NEOs (e)(6)	Total Shareholder Return (f)(7)	Peer Group Total Shareholder Return (g)(8)	Net Loss (Millions) (h)(9)	Revenue (Millions) (h)(10)
2026	$—	$—	$8,693,973	$15,624,144	$3,318,012	$3,486,954	$42	$257	$38	$447
2025	$—	$—	$539,845	$(1,812,218)	$2,860,334	$2,978,511	$39	$198	$(28)	$421
2024	$—	$—	$7,596,569	$6,519,882	$1,310,794	$799,041	$35	$151	$(3)	$404
2023	$116,767	$(4,320,252)	$11,442,362	$11,093,689	$2,485,357	$1,618,305	$41	$97	$(66)	$401
2022	$6,947,016	$1,802,610	$—	$—	$3,102,688	$314,916	$48	$125	$(93)	$391
(1)    Our first PEO, Howard Lerman, was our PEO for part of fiscal year 2023.
(2)    Our second PEO, Michael Walrath, has been our PEO since March 25, 2022.
(3)    Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.
(4)    Compensation Actually Paid (“CAP”) has been calculated based on the requirements and methodology set forth in the applicable SEC rules (Item 402(v) of Regulation S-K). The CAP calculation includes the end-of-year value of awards granted within the fiscal year, the change in fair value from prior year end of vested awards and the change in the fair value of unvested awards granted in prior years, regardless of if, when, or at which intrinsic value they will actually vest. To calculate CAP for fiscal 2026, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table (“SCT”):

	PEO	Average of Non-PEO NEOs
Summary Compensation Table Total(a)	$8,693,973	$3,318,012
Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year(b)	$(7,675,000)	$(2,574,000)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year(c)	$7,163,683	$2,085,645
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years(c)	$3,893,975	$9,927
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(c)	$1,964,844	$—
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(c)	$1,582,669	$647,370
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(c)	$—	$—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—
Compensation Actually Paid	$15,624,144	$3,486,954

(a)    We have not reported any amounts in our Summary Compensation Table with respect to “Change in Pension and Nonqualified Deferred Compensation” and, accordingly, the adjustments with respect to such items prescribed by the pay-versus-performance rules are not relevant to our analysis and no adjustments have been made.
(b)    The amounts reflect the aggregate grant-date fair value reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the current fiscal year.
(c)    In accordance with the requirements of Item 402(v) of Regulation S-K, the fair values of unvested and outstanding equity awards to our named executive officers were re-measured as of the end of each fiscal year, and as of each vesting date, during the years displayed in the table above. We approached the determination of fair value in the same way we have historically determined fair value. The fair values as of each measurement date were determined using valuation assumptions and methodologies (including expected term, volatility, and risk-free interest rates) that are generally consistent with those used to estimate fair value at the grant date under U.S. GAAP. See “Stock-based Compensation” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for additional details.
The table below contains ranges of assumptions used in the valuation of outstanding equity awards for the current fiscal year.

	2026
Restricted Stock Units
Stock Price ($)	6.33	—	8.81

Performance Share Units
TSR Realized Performance (Percentile)	>60th Percentile
Volatility	23.12%	—	54.43%
Risk Free Interest Rate	3.54%	—	3.87%

(5)    This figure is the average of the total compensation paid to our named executive officers, other than our PEO as shown in our Summary Compensation Table. The names of the non-PEO named executive officers for fiscal year 2026 are listed in the table below.

2026
Darryl Bond
Ho Shin
(6)    This figure is the average of compensation actually paid for our named executive officers other than our PEO. Compensation actually paid does not mean that these named executive officers were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules as shown in the table in note (4) above, with the indicated figures showing an average of such figure for all named executive officers other than our PEO.
(7)    Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above and reinvesting all dividends until the last day of each reported fiscal year.
(8)    The peer group used is the NASDAQ Computer Index, as used in the Company's performance graph in our Annual Report on Form 10-K. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported above until the last day of each reported fiscal year.
(9)    The dollar amounts reported are the Company's net loss reflected in the Company’s audited financial statements.
(10)    In the Company's assessment, revenue in accordance with U.S. GAAP is the financial performance measure that is the most important financial performance measure (other than total shareholder return and net income (loss)) used by the Company in fiscal year 2026 to link compensation actually paid to performance.

Tabular List of Performance Measures

The list below includes the financial performance measures that in our assessment represent the most important financial performance measures used to link compensation actually paid to our named executive officers, for fiscal year 2026, to company performance. These performance measures are included in the below list because our named executive officers’ compensation is linked to these financial performance measures.

Tabular List
Revenue
Adjusted EBITDA (a)
Annual Recurring Revenue (a)
(a)    See Appendix A for a discussion of Adjusted EBITDA and Annual Recurring Revenue (ARR).

Description of Relationships Between Compensation Actually Paid and Performance

In accordance with the requirements of Item 402(v) of Regulation S-K, we are providing the following charts to describe the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid Versus TSR

Compensation Actually Paid Versus Net Income (Loss)

Compensation Actually Paid Versus Revenue

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2026 for:
•each beneficial owner of 5% or more of the outstanding shares of our common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all directors and executive officers as a group.
This table is based on information provided to us or filed with the SEC by our directors, named executive officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2026 or issuable pursuant to deferred stock units or restricted stock units that are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2026 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 100,133,930 shares of common stock outstanding as of March 31, 2026.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o Yext, Inc. 61 Ninth Avenue, New York, New York 10011.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Directors, Director Nominee and Named Executive Officers:
Michael Walrath(1)	3,713,571	3.7%
Darryl Bond(2)	763,494	*
Ho Shin(3)	489,597	*
Mark Davis(4)	62,500	*
Daniel Englander	65,000	*
Jesse Lipson(5)	433,088	*
Andrew Sheehan(6)	1,883,035	1.9%
Evan Skorpen(7)	159,575	*
Hillary Smith(8)	110,218	*
Seth Waugh(9)	186,411	*
All executive officers and directors (10 persons)	7,866,489	7.8%
Five Percent Stockholders:
Entities and individuals affiliated with Lead Edge Capital(10)	7,843,296	7.8%
Entities and individuals affiliated with BlackRock, Inc.(11)	8,435,752	8.4%
Entities and individuals affiliated with The Vanguard Group(12)	15,257,110	15.2%
Entities and individuals affiliated with Lynrock Lake(13)	18,188,607	18.2%
Entities and individuals affiliated with Millennium Management LLC(14)	7,175,420	7.2%
*    Represents beneficial ownership of less than 1%.
(1)Includes 64,987 shares held by trusts of which Mr. Walrath's spouse is the trustee and/or the beneficiaries are certain family members of Mr. Walrath as of March 31, 2026.
(2)Includes 28,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2026.

(3)Includes 192,587 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2026.
(4)Includes 41,667 shares of restricted stock.
(5)Includes 21,834 deferred stock units.
(6)Includes (a) 447,048 shares held by Tippet Venture Partners, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner, (b) 1,000,000 shares held by Tippet Venture Partners II, L.P., a limited partnership of which Mr. Sheehan is the managing director of its general partner, and (c) 306,744 shares held by a trust of which Mr. Sheehan is a trustee. The address of these beneficial owners is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.
(7)Includes 27,131 shares of restricted stock.
(8)Includes 3,500 shares held by a trust of which Ms. Smith is trustee as of March 31, 2026.
(9)Includes 27,131 shares of restricted stock.
(10)Based on a Schedule 13D/A filed with the SEC on March 25, 2026, funds managed by Lead Edge Capital Management, LLC (“Lead Edge Capital”), may be deemed to beneficially own and have the sole power to vote or direct the vote of 7,843,296 shares and the sole power to dispose or to direct the disposition of 7,843,296 shares. The address for these beneficial owners is 96 Spring Street, 5th Floor, New York, NY 10012.
(11)Based on a Schedule 13G/A filed with the SEC on July 16, 2025, BlackRock, Inc. and certain of its subsidiaries may be deemed to beneficially own and have the sole power to vote or direct the vote of 8,264,810 shares and the sole power to dispose or to direct the disposition of 8,435,752 shares. The address for these beneficial owners is 50 Hudson Yards, New York, NY 10001.
(12)Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group and certain of its subsidiaries may be deemed to beneficially own and have the shared power to vote or direct the vote of 190,857 shares, the sole power to dispose or to direct the disposition of 14,947,037 shares and the shared power to dispose or to direct the disposition of 310,073 shares. The address for these beneficial owners is 100 Vanguard Blvd., Malvern, PA 19355.
On March 27, 2026, The Vanguard Group filed a Schedule 13G/A with the SEC that described (i) an internal realignment that resulted in The Vanguard Group no longer having beneficial ownership over the shares set forth above and (ii) that certain subsidiaries or business divisions of Vanguard may report beneficial ownership separately from The Vanguard Group.
(13)    Based on a Schedule 13G/A filed with the SEC on April 7, 2026, Lynrock Lake Master Fund LP (“Lynrock Lake Master”) directly held 18,188,607 Shares. Lynrock Lake LP is the investment manager of Lynrock Lake Master, and pursuant to an investment management agreement, Lynrock Lake LP has been delegated full voting and investment power over securities of the Company held by Lynrock Lake Master. Cynthia Paul, the Chief Investment Officer of Lynrock Lake LP and Sole Member of Lynrock Lake Partners LLC, the general partner of Lynrock Lake LP, may be deemed to exercise the sole power to vote or direct the vote of 18,188,607 Shares and the sole power to dispose or to direct the disposition of 18,188,607 Shares. The address for these beneficial owners is 2 International Drive, Suite 130, Rye Brook, NY 10573.
(14)    Based on a Schedule 13G filed with the SEC on March 16, 2026, 7,175,420 Shares may be deemed to be beneficially owned by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Israel Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The address for these beneficial owners is 399 Park Avenue, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
Our Board of Directors has adopted a written related party transaction policy setting forth the policies and procedures for the review, approval and ratification of related person transactions. A related person transaction refers to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, or any proposed transaction, arrangement or relationship, in which we (including any of our subsidiaries) are a participant and in which any related person has, had or will have a direct or indirect material interest and the aggregate amount involved exceeds $120,000, subject to the exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A related person refers to our directors, director nominees and executive officers, any person or entity known by us to be the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing.
Related person transactions are reviewed, approved and ratified by the audit committee of our Board of Directors. The audit committee of our Board of Directors will be provided with the details of each related person transaction (or proposed related person transaction), including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related person. In the event our management determines that it is impractical or undesirable to wait until a meeting of the audit committee to consummate a related person transaction, the chairman of the audit committee may approve such transaction. Any such approval must be reported to the audit committee at its next regularly scheduled meeting.
In determining whether to approve or ratify a related person transaction, the audit committee (or the chairman of the audit committee, if applicable) will consider, among other factors, the following factors to the extent relevant to the related person transaction: whether the terms of the related person transaction are fair to our company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; whether there are business reasons for us to enter into the related person transaction; whether the related person transaction would impair the independence of an outside director; and whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant. After considering all such facts, circumstances and factors, our audit committee determines whether approval or ratification of the related person transaction is in our best interests. Any member of the audit committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related person transaction. The audit committee shall update the Board of Directors with respect to any related person transactions as part of its regular updates to the Board of Directors regarding audit committee activities.
If a related person transaction is of the type that will be ongoing, the audit committee may establish guidelines for us to follow in our ongoing dealings with the related person, and the audit committee shall review and assess such ongoing relationships. A related person transaction entered into without pre-approval of the audit committee shall not be deemed to violate our related person transaction policy, or be invalid or unenforceable, so long as the transaction is brought to the audit committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy, and the transaction is ratified by the audit committee.
Transactions and Relationships with Directors, Officers and 5% Stockholders
The following is a summary of related person transactions since February 1, 2025 to which we have been a participant and in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Directors and Corporate Governance—Compensation of Non-Employee Directors.”

BlackRock Hosted Services Agreement
In December 2022, Hearsay entered into a hosted services agreement with BlackRock, pursuant to which Hearsay agreed to provide BlackRock access to its social media management platform and related support and implementation services. The hosted services agreement had a three-year term which ended in December 2025. We assumed the hosted services agreement in connection with our acquisition of Hearsay. Revenues attributable to BlackRock under the hosted services agreement were approximately $350,000 and $839,010 for fiscal 2025 and fiscal 2026, respectively. Entities affiliated with BlackRock are greater than 5% stockholders of the Company.
BlackRock Credit Agreement
On May 15, 2025, we entered into a credit agreement with funds and accounts managed by BlackRock as lenders, and Acquiom Agency Services LLC, as Administrative Agent (the “May 2025 Credit Agreement”), which provides for term loan facilities in aggregate principal amounts of up to $200.0 million. In connection with entry into the May 2025 Credit Agreement, we borrowed $100.0 million on May 15, 2025 and used a portion of such proceeds under the May 2025 Credit Agreement to pay all outstanding principal, interest and other amounts owing under our existing credit facility with Silicon Valley Bank, which was then terminated. On March 6, 2026, we borrowed an additional $50.0 million under the May 2025 Credit Agreement, which was used to repurchase shares in our self-tender offer.
Indemnification of Officers and Directors
Our certificate of incorporation and bylaws limit the liability of our directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:
•    any breach of their duty of loyalty to the corporation or its stockholders;
•    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•    unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•    any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our certificate of incorporation and our bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. Our bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us.
We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for certain expenses, including attorney’s fees, judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of our directors or executive officers, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain customary directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions contained in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving one of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PROPOSALS REQUIRING YOUR VOTE
ITEM 1 — Election of Class III Directors
Number of Directors; Board Structure
Our directors are divided into three classes serving staggered three year terms. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three year term at the annual meeting of stockholders in the year in which their term expires.
The terms of the Class III directors, Jesse Lipson and Andrew Sheehan expire at the Annual Meeting. Daniel Englander is a new nominee for election to the Board as a Class III director. Mark Davis and Evan Skorpen are Class I directors and will serve until our annual meeting of stockholders in 2027. Hillary Smith, Michael Walrath, and Seth Waugh are Class II directors and will serve until our annual meeting of stockholders in 2028.
Nominees
As recommended by the nominating and corporate governance committee, the Board has nominated each of Messrs. Englander and Sheehan for election as a Class III director. For information concerning the nominees, please see “Directors and Corporate Governance—Board Composition”.
The Class III directors elected at this Annual Meeting will continue in office until our Annual Meeting of Stockholders in 2029 and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation or retirement. The proxy holders named on the proxy card intend to vote the proxy (if you are a stockholder of record) for the election of Messrs. Englander and Sheehan, unless you indicate on the proxy card that your vote should be cast against him.
Each of the Class III directors and director nominee has consented to be named as a nominee in this proxy statement and to serve if elected. If the nominee is not able to serve, proxies may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.
Required Vote
Each director must be elected by the affirmative vote of a majority of the votes cast with respect to that director. This means that, to be elected, the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions and broker non-votes are not counted as votes cast “FOR” or “AGAINST” such director’s election and therefore will have no impact on the outcome of the vote. If an incumbent director does not receive a majority of the votes cast, the director is expected to tender his or her resignation to the Board of Directors. The Board of Directors will then determine whether to accept or reject the resignation in accordance with the Company’s bylaws and corporate governance guidelines.
Recommendation of our Board
The Board of Directors unanimously recommends a vote “FOR” the election of each of Daniel Englander and Andrew Sheehan as a Class III director.

ITEM 2 — Ratification of Independent Registered Public Accounting Firm
The audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 31, 2027. Ernst & Young LLP has served as Yext's auditors since 2014.
We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on the Company’s independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the audit committee will review its future selection of independent auditors. Even if this selection is ratified, pursuant to the Sarbanes-Oxley Act of 2002, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and may determine to change the firm selected at such time and based on such factors as it determines to be appropriate.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.
Required Vote
 Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes are not expected to result from this proposal.
Recommendation of our Board
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.
Audit and Non-Audit Fees
The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting for the fiscal years ended January 31, 2025 and 2026 and fees billed for audit-related, tax, and other services rendered by Ernst & Young LLP during those periods. All of these fees were approved by the audit committee.

	2025	2026
Audit fees(1)	$3,236,645	$2,870,087
Audit-related fees(2)	500,200	25,000
Tax fees(3)	177,300	167,277
Total fees	$3,914,145	$3,062,364
(1)Audit fees consisted principally of work performed in connection with the audit of our consolidated financial statements included in our periodic filings and registration statements, review of our quarterly financial statements and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)Audit-related fees consisted principally of services not reported under audit fees, inclusive of audit-related services in connection with certain review procedures and other audit-related services.
(3)Tax fees consisted principally of compliance and tax consulting services.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the audit committee charter and policy, the audit committee pre-approves an annual program of work for audit services and permissible non-audit services. The audit committee may also consider and specifically approve significant non-audit services. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. All services provided by Ernst & Young LLP for our fiscal year ended January 31, 2026 were pre-approved by our audit committee.
Audit Committee Report
The audit committee is a committee of the Board of Directors comprised solely of independent directors as required by the NYSE listing standards and rules and regulations of the SEC. The audit committee operates under a written charter approved by our board of directors, which is available on the Investor Relations section of the Company’s website at investors.yext.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to Yext’s financial reporting process, Yext’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing Yext’s consolidated financial statements. Yext’s independent registered public accounting firm, Ernst & Young LLP, or Ernst & Young, is responsible for performing an independent audit of Yext’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare Yext’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements for fiscal year 2026 with management of Yext;
•discussed with Ernst & Young, Yext’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB;
•received the written disclosures and the letters from Ernst & Young, as required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Ernst & Young, that firm’s independence.
Based on the audit committee’s review of the audited financial statements and the various discussions with management and Ernst & Young, the audit committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.
The Audit Committee
Mark Davis (Chair)
Andrew Sheehan
Hillary Smith
This report of the audit committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Yext under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Yext specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

ITEM 3 — Advisory Vote to Approve the Compensation of our Named Executive Officers
Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in the section “Compensation Discussion and Analysis,” the compensation tables and the related narratives appearing in this proxy statement. The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the design and effectiveness of our executive compensation program.
As described under “Compensation Discussion and Analysis,” to attract and retain qualified executive candidates, our compensation committee seeks to develop competitive compensation packages while rewarding named executive officers for performance. At the same time, our compensation committee is sensitive to the need to integrate named executive officers into our executive compensation structure, balancing both market competitive and internal equity considerations. In addition, we believe compensation should also serve to align the interests of named executive officers with the interests of shareholders in maximizing shareholder value. Stockholders are urged to read the section titled “Compensation Discussion and Analysis,” the compensation tables in the section titled “Executive Compensation” and the related narrative disclosures. Our Board of Directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.
Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:
RESOLVED, that the stockholders of Yext, Inc. hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.
Required Vote
The approval, on an advisory basis, of the compensation of our named executive officers as set forth in this proxy statement requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on our Board or us. However, our Board or our compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Recommendation of our Board
The Board of Directors unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

ITEM 4 — Approval of the Amended, Restated and Extended Yext, Inc. 2016 Equity Incentive Plan
We are asking stockholders to approve an amendment, restatement and extension of our 2016 Equity Incentive Plan (the “2016 Plan”), which is attached as Appendix B to this proxy statement. Our Board of Directors has adopted the amended, restated and extended 2016 Plan (the “Restated Plan”), based on the compensation committee's recommendation and subject to the approval of our stockholders at the Annual Meeting.
The current version of our 2016 Plan (the “Existing Plan”) is scheduled to expire on December 19, 2026, and, if the Restated Plan is not approved by our stockholders, then we will be unable to continue providing equity awards as part of our compensation program and may be compelled to significantly increase the cash component of employee compensation in order to achieve our future incentive, recruiting and retention objectives. Consequently, without stockholder approval of our Restated Plan, we believe our operating cash flow and/or our ability to attract and retain the individuals necessary to drive our performance and increase long-term stockholder value will be impaired. We therefore believe that the stockholder approval of our Restated Plan is important to our continued success.
If stockholders approve the Restated Plan, then the Restated Plan will become effective as of stockholder approval at our Annual Meeting (the “Restated Plan Effective Date”) and will have the following material differences from the Existing Plan:
•Under the Restated Plan, the aggregate number of shares available for issuance as of the Restated Plan Effective Date will be (i) 4,500,000 shares, plus (ii) shares subject to awards under the Existing Plan that, on or after the Restated Plan Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, including net settlement of shares subject to restricted stock units (the most shares that can roll into the Restated Plan as a result of forfeitures is 20,436,164 shares). As of April 16, 2026, a total number of 7,625,706 shares were available for issuance under the Existing Plan. Accordingly, the new pool in the Restated Plan will be downsized from the available pool in the Existing Plan.
•The annual automatic share increase provision in the Existing Plan (the “Evergreen Provision”) will be eliminated;
•We will not be able to implement an exchange program to (i) exchange outstanding awards for new awards or cash, (ii) allow participants to transfer awards to financial institutions, or (iii) reduce the exercise price of an outstanding award;
•No dividends or other distributions will be paid with respect to shares underlying any unvested portion of an award;
•It is clarified that awards granted under the Restated Plan will be expressly subject to our Compensation Recovery Policy and any clawback policy that we are required to implement under the listing standards of any national securities exchange or association on which our securities are listed or under applicable law; and
•The Restated Plan will have a new 10-year term (from the date our Board of Directors approved the Restated Plan).

In addition, if stockholders approve the Restated Plan, the Hearsay Social, Inc. 2019 Equity Incentive Plan (the “Hearsay Plan”) will be terminated. We assumed the Hearsay Plan in connection with our 2024 acquisition of Hearsay. As of April 16, 2026, 1,693,464 shares were available for issuance under the Hearsay Plan. This available pool of shares would be eliminated if stockholders approve the Restated Plan. Existing awards under the Hearsay Plan would remain outstanding in accordance with their terms. Any forfeitures of awards under the Hearsay Plan would no longer be available for grant.
The Restated Plan is consistent with what we believe are best corporate governance practices:
•Non-Employee Director Limits. Under the Restated Plan, in any fiscal year no non-employee member of our Board of Directors may be granted, for his or her services on our Board of Directors, cash-settled equity awards with an aggregate grant date fair value and any other compensation (including any cash retainers or fees) that in the aggregate exceed $750,000, with such amount increased to $1,500,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors, or stock-settled equity awards with an aggregate grant date fair value and any other compensation (including any cash retainers or fees) that in the aggregate exceed $750,000, with such amount increased to $1,500,000 in the fiscal year of his or her initial service as a non-employee member of our Board of Directors.
•Limited Dividend Rights. Under the Restated Plan and except for adjustments due to certain corporate transactions specified in the Restated Plan, no dividends or other distributions shall be paid with respect to any shares underlying any unvested portion of an award granted under the Restated Plan.
•Clawback Policy. The Restated Plan provides that awards granted under the Restated Plan will be subject to our clawback policy as may be established and/or amended from time to time to comply with the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. The administrator of the Restated Plan also may impose forfeiture, return or reimbursement of awards granted under the Restated Plan pursuant to such terms specified by the administrator in an award agreement. We maintain a clawback policy, as discussed further in the section of this proxy statement entitled “Compensation Discussion and Analysis—Clawback Policy.”
•No Tax Gross-Up for Golden Parachute Payments. The Restated Plan does not provide for, and the Company has no obligations to provide, any gross-up for excise taxes that may be imposed on a participant in connection with the golden parachute payment provisions of Internal Revenue Code Section 280G.

In determining and recommending the increase to the share reserve under the Restated Plan, our Board of Directors considered the effect of the elimination of the Evergreen Provision and the following factors.
Historical Grant Practices. Our Board of Directors considered the historical numbers of time-based stock options, time-based restricted stock units (“RSUs”), and performance-based restricted stock units ("PSUs") that we have granted in the past three years under either the Existing Plan, the Hearsay Plan or any inducement award granted outside any of our stockholder approved plans. The annual share usage, or burn rate, under our equity compensation program for the last three years was as follows:

Annual Share Usage (includes Existing Plan & Inducement Award)	Fiscal 2024	Fiscal 2025	Fiscal 2026	Three-Year Average
Stock Options	—	—	—	—
RSUs Granted	4,571,233	8,797,252	6,269,951	6,546,145
PSUs Granted	1,555,000	—	1,025,000	860,000
Total Gross Awards	6,126,233	8,797,252	7,294,951	7,406,145
Total Forfeitures	2,676,041	2,983,917	2,422,236	2,694,065
Weighted Average Shares of Common Stock Outstanding	124,056,949	126,850,809	123,563,958	124,823,905
Annual Share Usage (Gross)	4.9%	6.9%	5.9%	5.9%
Annual Share Usage (Net)	2.8%	4.6%	3.9%	3.8%
Our three-year gross burn rate, which we define as the number of shares subject to equity awards granted in a year divided by the weighted average shares of common stock outstanding for that fiscal year, is 5.9%.
Our three-year net burn rate, which we define as the number of shares subject to equity awards granted in a year minus forfeitures divided by the weighted average shares of common stock outstanding for that fiscal year, is 3.78%.
For both our gross burn rate and net burn rate calculations, we count PSUs at the target level of performance.
Post Fiscal 2026 Equity Grants. We have continued to adjust our compensation philosophy and practices by continuing to shift from pure time-based RSU grants in favor of pure performance and/or performance plus time-based PSUs. We believe this shift will better allow us to balance the goal of lowering our stock-based compensation while providing long-term incentives for our key employees that align with returning value to our stockholders.
Post fiscal 2026 year end and prior to this filing in April 2026, we made significant long-term retention grants to certain senior leaders other than our Chief Executive Officer (the “Fiscal 27 Refreshes”). The aggregate amount of the Fiscal

27 Refreshes totaled 9,182,609 which were split as follows: 3,122,087 as time-based RSUs and 6,060,522 as performance-based PSUs. The Fiscal 27 Refreshes were granted to a group of approximately 41 senior leaders persons that are crucial in driving our long-term operational and business objectives, including our named executive officers other than our Chief Executive Officer. Prior to the Fiscal 27 Refreshes, there was not meaningful long-term unvested equity retention in place beyond calendar year 2027. To ensure long-term retention and also prioritize performance-based incentives, our compensation committee approved the Fiscal 27 Refreshes that provided: (i) time-based restricted stock units vesting over 4 years quarterly with the first vesting date in December 2027 (effectively approximately 5.5 years of retention); (ii) price-based performance-based stock units that vest on 4 stock price milestones of $12, $15, $17, and $20 per share; and (iii) price-based performance-based stock units that vest on stock price thresholds of $9, $11, $13 and $15 that also include a 16 quarter time-based vesting schedule with the first vesting date to occur no earlier than December 2027. The intention behind the Fiscal 27 Refreshes was two-fold: (i) provide retention hold beyond 2027; and (ii) reward performance that directly benefits stockholders with increased compensation opportunities. The result of the Fiscal 27 Refreshes is that we do not currently intend to grant additional refresh grants to this team of recipients for a period of two years; accordingly, our forecasted grants for the near future described below will be relatively modest.
Further, post fiscal 2026 year end and prior to this filing in April 2026, we made our annual grant to our Chief Executive Officer. The grants consisted of two types of PSUs that we had granted to our Chief Executive Officer in previous years: (i) a Rule of 40 grant (the “Fiscal 27 Rule of 40 Grant”) and (ii) a relative total shareholder return grant (the “Fiscal 27 rTSR Grant”). The Fiscal 27 Rule of 40 Grant to Mr. Walrath consists of 625,000 shares at target level of performance. The Fiscal 27 Rule of 40 Grant will be eligible to vest based upon achievement of a combination of performance as measured using a measurement in growth of our reported annual recurring revenue, or ARR, and a “Rule of 40” summation of the percentage growth in our reported ARR and Adjusted EBITDA Margins over two performance periods, one for fiscal year 2027 and one for fiscal year 2028. 50% of the total target PSUs will be eligible to be earned in each performance period, and the maximum number of PSUs that may become eligible to vest in connection with achievement in excess of the target will be no more than 200% of the target number of PSUs. The Fiscal 27 rTSR Grant consists of 625,000 shares at target level of performance. A target number of 625,000 shares will become eligible to vest in up to two installments based on the total shareholder return of the Company during each of two performance periods relative to the total shareholder return of companies in the S&P Software and Services Select Index: (i) March 31, 2026 to March 31, 2027; and (ii) March 31, 2027 to March 31, 2028. The total number of Fiscal 27 rTSR Grant that will be eligible to vest range from 0% to 200% of the target number of shares. One half of the shares will be eligible to vest as a result of performance for each performance period. The achievement percentage of the target number of shares that may vest are (i) 0% if Company TSR ranks below the 20th percentile of the Indexed Companies, (ii) 50% if Company TSR ranks at or above the 20th percentile but below the 50th percentile of the Indexed Companies, (iii) 100% if Company TSR ranks at the 50th percentile of the Indexed Companies, and (iv) 200% if Company TSR ranks at the 80th percentile of the Indexed Companies. If Company TSR ranks between these percentile thresholds, the achievement percentage of the target number of shares that may vest is determined using linear interpolation.
In looking at our recent grant practices, we believe it is important to highlight that:
•46.9% of all our equity granted since the start of fiscal 2026 are performance-based (8,335,522 PSUs granted out of a total of 17,766,880 combined RSUs and PSUs);
•34.1% of all our equity granted since the start of fiscal 2026 only vest if share price hurdles above $9 per share are achieved (6,060,522 stock price based PSUs granted out of a total of 17,766,880 combined RSUs and PSUs);
•As of April 16, 2026, we have 20,436,164 outstanding equity awards (the “overhang”). 46.4% of this overhang are PSUs that are tied to either our relative stock performance against our peers or have share price hurdles above $9 per share (9,485,522 outstanding PSUs vesting based on relative total shareholder return or stock price hurdles above $9 per share compared to the overhang).

The following tables illustrate vesting of equity awards granted since the start of fiscal 2026 through the date of this proxy statement:

Awards Vesting	Fiscal 2026	Fiscal 2027	Fiscal 2028	Fiscal 2029	Fiscal 2030	Fiscal 2031	Fiscal 2032	Total
Service	419,320	3,735,562	1,964,154	1,034,294	911,096	781,541	585,391	9,431,358
Price Hurdle ($9-$20) [1]	—	—	—	1,515,131	1,515,131	1,515,131	1,515,131	6,060,524
Company Performance	—	512,500	1,137,500	625,000	—	—	—	2,275,000
Total	419,320	4,248,062	3,101,654	3,174,425	2,426,227	2,296,672	2,100,522	17,766,882

% Award Vesting	Fiscal 2026	Fiscal 2027	Fiscal 2028	Fiscal 2029	Fiscal 2030	Fiscal 2031	Fiscal 2032
Service	100%	88%	63%	33%	38%	34%	28%
Price Hurdle ($9-$20) [1]	—%	—%	—%	48%	62%	66%	72%
Company Performance	—%	12%	37%	19%	—%	—%	—%
Total	100%	100%	100%	100%	100%	100%	100%
1 Assumes price hurdles ranging from $9 to $20 are met in fiscal years 2029 to 2032. PSUs with stock price only vesting are shown vesting over this four-year period but can vest anytime the applicable price target is achieved.

Forecasted Grant Practices. We used our forecasted grant practices to determine the number of shares of our common stock that should be added to the Restated Plan so as to set appropriate limits on the awards to be granted under the Restated Plan. We currently forecast granting equity awards covering approximately 4,500,000 shares over the next two-year period, which is equal to approximately 4.5% of the 100,112,096 shares of our common stock outstanding as of April 16, 2026. We also estimate cancellation or forfeiture of equity awards covering approximately 4,000,000 shares over this period, based on our historic rates. If our expectation for cancellations is accurate, our net grants (grants less cancellations) over the next two-year period would cover approximately 500,000 shares, or approximately 0.5% of the shares of our common stock outstanding as of April 16, 2026. In light of this forecast and the elimination of the Evergreen Provision, we believe, and our Board of Directors considered, that the number of shares that will be added to the share reserve under Restated Plan will provide a sufficient number of shares to allow us to grant equity awards for the purpose of our expected new hires, focal awards, any special retention needs and employee growth through any opportunistic acquisitions or hiring for the next two years. However, circumstances could alter this projection, such as a change in business conditions, our stock price, competitive pressures for attracting and retaining employees, or our company strategy.
Awards Outstanding Under Existing Grants and Dilutive Impact. We have outstanding, as of April 16, 2026, time-based stock options covering approximately 1,021,964 shares with a weighted average price of $6.70 and a remaining average life of 0.3154 years, approximately 8,791,178 unvested RSUs, and approximately 10,623,022 unvested PSUs (at target achievement without respect to PSUs subject to outstanding performance vesting conditions). Accordingly, this overhang of 20,436,164 shares subject to these outstanding equity awards represent approximately 20.4% of our outstanding shares of common stock and the dilutive impact of the additional 4,500,000 shares that would be available for issuance under the Restated Plan would increase the overhang percentage by an additional 4.5% to approximately 24.0%, each based on 100,112,096 shares of our common stock outstanding as of April 16, 2026.
Summary of the Restated Plan

Our Restated Plan was approved by our Board of Directors effective at our Annual Meeting, subject to stockholder approval. The following general description of material features of the Restated Plan is qualified in its entirety by reference to the provisions of the Restated Plan set forth in Appendix B of this proxy statement.
Eligibility. Our Restated Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. As of January 31, 2026, we had 6 non-employee directors and approximately 1,120 employees (including our employee directors).

Share Reserve. If approved by our stockholders, the total number of shares of our common stock reserved for issuance under our Restated Plan from the Restated Plan Effective Date will be (i) 4,500,000 shares, plus (ii) any shares subject to awards under the Existing Plan that, on or after the Restated Plan Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by us, including net settlement of shares subject to restricted stock units, with the maximum number of shares to be added to the Restated Plan as a result of clause (ii) equal to 20,436,164. The shares may be authorized, but unissued, or reacquired common stock.
For the avoidance of doubt, the only shares available for grant on the Restated Plan Effective Date shall be the pool set forth above.
Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the Restated Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued (i.e., the net shares issued) will cease to be available; all remaining shares under stock appreciation rights will remain available for future grant or sale under the Restated Plan (unless the Restated Plan has been terminated). Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.
As of April 16, 2026, options to purchase 1,021,964 shares of our common stock, 8,791,178 time-based restricted stock units and 10,623,022 performance-based restricted stock units were outstanding under our existing plans (including inducement awards and the Hearsay Plan). As of April 23, 2026, the closing price of a share of our common stock as reported on the New York Stock Exchange was $3.77.
Administration. Our Board of Directors or a committee appointed by our Board of Directors administers our Restated Plan. Currently, our compensation committee administers our Restated Plan. Different committees may administer our Restated Plan with respect to different groups of service providers. To make grants to certain officers and key employees, the members of the committee must qualify as "non-employee directors" under Rule 16b-3 of the Exchange Act.
Subject to the provisions of our Restated Plan, the administrator generally has the power to make all determinations deemed necessary or advisable for administering the Restated Plan. The administrator has the power to select the eligible employees, consultants, and directors to whom awards may be granted and to determine the terms of awards, including the exercise price (if any), the number of shares subject to each such award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator also has the power to determine the fair market value of our common stock; approve forms of award agreements for use under the Restated Plan; to construe and interpret the terms of the Restated Plan and awards granted under the Restated Plan; prescribe, amend, and rescind rules and regulations relating to the Restated Plan; and modify or amend each award, subject to the provisions of our Restated Plan. The administrator may not institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, or (iii) the exercise price of an outstanding award is increased or reduced. No dividends or other distributions shall be paid with respect to any shares underlying any unvested portion of an award. The administrator's decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Stock Options. Options may be granted under our Restated Plan. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of options, including when such options vest and become exercisable (and the administrator has the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share of our common stock on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of our company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share of our common stock on the grant date. After a participant's service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. Generally, our option agreements provide that (i) if termination is due to death or disability, the option will remain exercisable for 12 months, and (ii) in all other cases, the option will remain exercisable for 3 months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights. Stock appreciation rights may be granted under our Restated Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our Restated Plan, the administrator determines the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator has the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares of our common stock, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value per share on the date of grant. After a participant's service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.
Restricted Stock. Restricted stock may be granted under our Restated Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), and the administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.
Restricted Stock Units. Restricted stock units may be granted under our Restated Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator has the discretion to accelerate the time at which any restrictions will lapse or be removed.
Performance Units and Shares. Performance units and performance shares may be granted under our Restated Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or before the grant date. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares, or in some combination of both.
Transferability of Awards. Unless the administrator provides otherwise, our Restated Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.
Outside Directors. Our Restated Plan provides that any outside (non-employee) director, in any fiscal year, may not be granted (i) cash-settled awards with an aggregate value (determined in accordance with GAAP) of more than $750,000, except that this limit will be increased to $1,500,000 in our fiscal year of an individual's initial service as an outside director, and (ii) stock-settled awards with a grant date fair value (determined in accordance with GAAP) of more than $750,000, except that this limit will be increased to $1,500,000 in our fiscal year of an individual's initial service as an outside director. This limit does not reflect the intended size of any potential compensation or equity awards to our outside (non-employee) directors.
Certain Adjustments. If there are certain changes in our capitalization, the administrator will adjust the number and class of shares that may be delivered under the Restated Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the Restated Plan.

Dissolution or Liquidation. If there is a proposed liquidation or dissolution of our company, the administrator will notify participants as soon as practicable before the effective date of such event and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control. Our Restated Plan provides that if there is a merger of the Company with or into another company or entity or a change in control of our company, each outstanding award will be treated as the administrator determines. The administrator is not required to treat all awards similarly. If the successor corporation does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and the administrator will notify the participant that such award will become fully exercisable, if applicable, for a specified period before the transaction. The award will then terminate upon the expiration of the specified period of time.
With respect to awards held by a non-employee director that are assumed or substituted for, if such non-employee director's service as a director of ours or a successor corporation is terminated on or after the date of such merger or change in control (except for a voluntary resignation that is not at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met in the event.
Forfeiture Events. Awards granted under the Restated Plan will be subject to recoupment under our current clawback policy and any clawback policy that we are required to adopt under the listing standards of any national securities exchange or association on which our securities are listed or under applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate. The administrator may specify in an award agreement that the participant's rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events in addition to any otherwise applicable vesting or performance conditions.
Plan Amendments and Termination. Our Restated Plan will automatically terminate in 2036, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, suspend, or terminate the Restated Plan, but such action will not impair the rights of any participant without his or her written consent.
Stockholder Approval. Our Restated Plan is subject to approval by our stockholders at the Annual Meeting. If stockholder approval of the Restated Plan is not obtained at the Annual Meeting, then any award granted under the Restated Plan on or following the Restated Plan Effective Date will be forfeited.
Summary of U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Restated Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant's death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.
Incentive Stock Options
An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.
The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.
Nonstatutory Stock Options
Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the stock acquired through such grant.
Stock Appreciation Rights
In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock Awards
A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, under Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired through a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Restricted Stock Units
There generally are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.
Performance Units and Performance Shares
A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.
Section 409A
Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual's deferral and distribution elections and permissible distribution events. Awards granted under the Restated Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be before the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with the Section 409A provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.
Medicare Surtax
A participant's annual "net investment income," as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% federal surtax (generally referred to as the "Medicare Surtax"). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant's awards under the Restated Plan. Whether a participant's net investment income will be subject to the Medicare Surtax will depend on the participant's level of annual income and other factors.
Tax Effect for the Company
We generally will be entitled to a tax deduction in connection with an award under the Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other "covered employees" as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
New Plan Benefits
The number of awards that an employee, director, or consultant may receive under the Restated Plan is in the discretion of the administrator and therefore cannot be determined in advance. For (i) each of our named executive officers, (ii) our executive officers, as a group, (iii) our directors who are not executive officers, as a group, and (iv) all of our employees who are not executive officers, as a group, the following table sets forth the following information: (A) the aggregate number of restricted stock units (including RSUs and PSUs at target levels) granted under the Existing Plan during fiscal year 2026 and (B) the dollar value of such RSUs and PSUs.

	Number of RSUs and PSUs (1)	Dollar Value of RSUs and PSUs (2)
Michael Walrath Chief Executive Officer	1,250,000	8,950,000
Darryl Bond Chief Financial Officer	360,000	2,577,600
Ho Shin General Counsel	225,000	1,611,000
All executive officers, as a group	1,835,000	13,138,600

All directors who are not executive officers, as a group	175,257	1,254,840
All employees who are not executive officers, as a group	5,284,694	37,838,409
(1)PSUs are counted at target level of performance.
(2)The dollar value of each RSU and PSU is $7.16, representing the NYSE closing price on January 30, 2026.
Required Vote
The approval of the Restated Plan requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on the subject matter, and thus, will have the same effect as votes “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.
Recommendation of our Board
The Board of Directors unanimously recommends a vote “FOR” the approval of the amended, restated and extended Yext, Inc. 2016 Equity Incentive Plan.

TRANSACTION OF OTHER BUSINESS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
Under the rules of the SEC, if a stockholder would like us to include a proposal in our proxy statement and form of proxy for presentation at our 2027 Annual Meeting of Stockholders, all applicable requirements for Rule 14a-8 under the Exchange Act must be satisfied and the proposal must be received by us at our principal executive offices at 61 Ninth Avenue, New York, New York 10011, to the attention of the Corporate Secretary, no later than December 28, 2026.
Alternatively, under our bylaws, if a stockholder would like to propose a matter for presentation at the 2027 Annual Meeting of Stockholders rather than for inclusion in the proxy materials, or would like to nominate a person as a candidate for election to the Board of Directors at the 2027 Annual Meeting of Stockholders, the stockholder must follow certain procedures contained in our bylaws. Stockholders may request a free copy of our bylaws from:
Yext, Inc.
Attn: Corporate Secretary
61 Ninth Avenue
New York, New York 10011
Under the bylaws, notice of a nomination or other business must be delivered to the Corporate Secretary no later than 5:00 p.m. Eastern Time on March 12, 2027 and no earlier than 8:00 a.m. Eastern Time on February 10, 2027. If the date of our 2027 Annual Meeting of Stockholders has been changed by more than 25 days from the anniversary of the date of the 2026 Annual Meeting of Stockholders, notice must be received by the Corporate Secretary not earlier than 8:00 a.m. Eastern Time on the 120th day prior to the 2027 Annual Meeting of Stockholders nor later than 5:00 p.m. Eastern Time on the later of (i) the 90th day prior to the 2027 Annual Meeting of Stockholders or (ii) the 10th day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made, if the first public announcement of the date of the 2027 Annual Meeting of Stockholders is less than 100 days prior to the date of the 2027 Annual Meeting of Stockholders. Nominations and the proposal of other business also must satisfy other requirements set forth in the bylaws. The chairperson of the meeting may refuse to acknowledge the introduction of any stockholder proposal or nomination not made in compliance with the foregoing procedures.
If a stockholder intends to solicit proxies in support of director nominees other than the Company’s nominees, then we must receive notice providing the information required by Rule 14a-19 of the Exchange Act, postmarked no later than April 11, 2027. However, if the date of next year’s annual meeting is more than 30 days before or more than 30 days after June 10, 2027, then we must receive your notice by the close of business on the later of the 60th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
If a stockholder fails to comply with the foregoing deadlines, the Company will have discretionary authority to vote shares under proxies we solicit when and if the nomination or other business is raised at the Annual Meeting of Stockholders and, to the extent permitted by law, on any other business that may properly come before the Annual Meeting and any adjournments or postponements.
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement and Notice of Internet Availability to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies. Although we do not household for registered stockholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that the broker will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement and Notice of Internet Availability, please notify us by sending a written request to 61 Ninth Avenue, New York, New York 10011, Attention: Corporate Secretary, and we will promptly deliver a separate copy of our annual report and proxy statement. If you are receiving multiple copies of the annual report and proxy statement and wish to receive only one, please notify your broker.
DELINQUENT SECTION 16(A) REPORTS
Under Section 16 of the Exchange Act, our directors, executive officers and any persons holding more than 10% of our common stock are required to report initial ownership of our common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and we are required to disclose any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, we are aware of no late Section 16(a) filings.

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES;
KEY METRICS
Adjusted EBITDA
In this proxy statement, we disclose Adjusted EBITDA, which is a financial measure that is not calculated in accordance with GAAP. We believe Adjusted EBITDA offers a useful view of overall operations used to assess the performance of core business operations and for planning purposes. We define Adjusted EBITDA as GAAP net income (loss) before (1) interest income (expense), net, (2) (provision for) benefit from income taxes, (3) depreciation and amortization, (4) other income (expense), net, (5) stock-based compensation expense, (6) acquisition-related costs, (7) asset impairments, (8) strategic transaction costs and (9) payroll tax contingencies. Acquisition-related costs include transaction and related costs, subsequent fair value movements in contingent consideration, and compensation arrangements. Strategic transaction costs relate to third-party costs incurred in connection with Michael Walrath’s, Yext’s Chief Executive Officer and Chairman on the Board of Directors, non-binding proposal to acquire all outstanding shares. Payroll tax contingencies are related to a state payroll withholding tax audit expected to be settled in the first half of fiscal 2027 that are not expected to recur. The most directly comparable GAAP financial measure to Adjusted EBITDA is GAAP net income (loss). Adjusted EBITDA is not intended to purport to be an alternate to GAAP net income (loss) as a measure of operating performance.
We use Adjusted EBITDA in conjunction with traditional GAAP net income (loss) as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts and to evaluate the effectiveness of our business strategies. Our definition may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish this or similar metrics. Thus, our Adjusted EBITDA should be considered in addition to, not as a substitute for, nor superior to or in isolation from, measures prepared in accordance with GAAP.
Adjusted EBITDA may be limited in its usefulness because it does not provide a complete measure of our operating performance. We compensate for this limitation by providing a reconciliation of Adjusted EBITDA to the most closely related GAAP financial measure. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with GAAP net income.
The following table provides a reconciliation of GAAP net income to Adjusted EBITDA:

Fiscal year ended January 31, 2026
(in thousands)
GAAP net income	$37,871
Interest expense (income), net	3,719
Provision for (benefit from) income taxes	2,255
Depreciation and amortization	26,986
Other expense (income), net	704
Stock-based compensation expense	48,711
Acquisition-related costs	(25,416)
Asset impairments	8,552
Strategic transaction costs	1,811
Payroll tax contingencies	2,105
Adjusted EBITDA	$107,298
Annual Recurring Revenue
We also discuss Annual Recurring Revenue, or ARR, which is defined as the annualized recurring amount of all contracts executed as of the last day of the reporting period. The recurring amount of a contract is determined based upon the terms of a contract and is calculated by dividing the amount of a contract by the term of the contract and then annualizing such amount. The calculation assumes no subsequent changes to the existing subscription, and where relevant, includes the annualized contractual minimum commitment and amounts related to usage above the contractual minimum commitment.

We calculate usage by annualizing monthly amounts in excess of contractual minimum commitments in the current month. Contracts include portions of professional services contracts that are recurring in nature.
ARR is independent of historical revenue, unearned revenue, remaining performance obligations or any other GAAP financial measure over any period. It should be considered in addition to, not as a substitute for, nor superior to or in isolation from, these measures and other measures prepared in accordance with GAAP. We believe ARR-based metrics provide insight into the performance of our recurring revenue business model while mitigating fluctuations in billing and contract terms.

APPENDIX B: AMENDED, RESTATED AND EXTENDED 2016 EQUITY INCENTIVE PLAN

YEXT, INC.
2016 EQUITY INCENTIVE PLAN
(as amended, restated and extended effective as of the 2026 Annual Meeting of Stockholders)
1.    Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.    Definitions. As used herein, the following definitions will apply:
(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)    “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
(c)    “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(e)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(f)    “Board” means the Board of Directors of the Company.
(g)    “Change in Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(h)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(j)    “Common Stock” means the common stock of the Company.
(k)    “Company” means Yext, Inc., a Delaware corporation, or any successor thereto.
(l)    “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)    “Director” means a member of the Board.
(n)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)    “Effective Date” means the date of the 2026 Annual Meeting of Stockholders.

(p)    “Employee” means any person, including Officers and Directors, providing services as an employee of the Company or any Parent, Subsidiary or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
(s)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(t)    “Fiscal Year” means the fiscal year of the Company.
(u)    “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)    “Inside Director” means a Director who is an Employee.
(w)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)    “Option” means a stock option granted pursuant to the Plan.
(z)    “Outside Director” means a Director who is not an Employee.
(aa)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code in relation to the Company.
(bb)    “Participant” means the holder of an outstanding Award.
(cc)    “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
(dd)    “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(ee)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
(ff)    “Plan” means this Yext, Inc. 2016 Equity Incentive Plan.
(gg)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(hh)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(ii)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(jj)    “Section 16(b)” means Section 16(b) of the Exchange Act.
(kk)    “Service Provider” means an Employee, Director or Consultant.
(ll)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.
(mm)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.
(nn)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code in relation to the Company.
3.    Stock Subject to the Plan.
(a)    Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, as of the Effective Date the maximum aggregate number of Shares that may be issued under the Plan is (i) 4,500,000 Shares, plus any (ii) Shares subject to Awards under the previous version of the Plan that had been in place prior to the Effective Date (the “Existing Plan”) that, on or after the Effective Date, expire or otherwise terminate without having been exercised in full, or that are forfeited to or repurchased by the Company, including net settlement of Shares subject to Restricted Stock Units, with the maximum number of Shares to be added to the Plan as a result of clause (ii) equal to 20,436,164 Shares. In addition, Shares may  become available for issuance under the Plan pursuant to Section 3(b). The Shares may be authorized, but unissued, or reacquired Common Stock. For the avoidance of doubt, the available Share reserve under the Existing Plan will no longer be available for grant and the only shares available for grant on the Effective Date shall be the number set forth in clause (i) above.
(b)    Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 14, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(c)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.    Administration of the Plan.
(a)    Procedure.
(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)    Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(b)    Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)    to determine the Fair Market Value;
(ii)    to select the Service Providers to whom Awards may be granted hereunder;
(iii)    to determine the number of Shares to be covered by each Award granted hereunder;
(iv)    to approve forms of Award Agreements for use under the Plan;
(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;
(viii)    to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(ix)    to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;
(x)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xii)    to make all other determinations deemed necessary or advisable for administering the Plan.
(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility and Limitations.
(a)    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
(b)    Limitations.
(i)    No Exchange Program. The Administrator may not implement an Exchange Program. Accordingly, there is no ability to perform an Award repricing or exchange or transfer Awards to a third-party financial institution.
(ii)    Dividends and Other Distributions. No dividends or other distributions shall be paid with respect to any Shares underlying any unvested portion of an Award.
6.    Stock Options.
(a)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(b)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)    Option Exercise Price and Consideration.
(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)    In the case of an Incentive Stock Option
(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
(d)    Exercise of Option.
(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.    Restricted Stock.
(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)    Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
(e)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
8.    Restricted Stock Units.
(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)    Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
9.    Stock Appreciation Rights.
(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.
(c)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.
(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.    Performance Units and Performance Shares.
(a)    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b)    Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)    Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-

wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(d)    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)    Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
11.    Outside Director Limitations.
(a)    Cash-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, cash-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $750,000, increased to $1,500,000 in connection with his or her initial service.
(b)    Stock-Settled Awards. No Outside Director may be granted, in any fiscal year of the Company, stock-settled Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $750,000, increased to $1,500,000 in connection with his or her initial service.
12.    Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
13.    Transferability of Awards.
(a)    For Awards Granted Prior to the Registration Date. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award may only be transferred (i) by will, (ii) by the laws of descent and distribution, or (iii) as permitted by Rule 701 of the Securities Act.
(b)    For Awards Granted On and Following the Registration Date. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
14.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)    Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 3of the Plan.
(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)    Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(d)    Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
15.    Tax.
(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash (including cash from the sale of Shares issued to the Participant at exercise), (b) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the amount required to be withheld or (c) delivering to the Company already-owned Shares having a fair market value equal to the amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld. If withholding or accepting delivery of Shares will result in adverse accounting consequences to the Company, then the Administrator may choose to not permit such withholding or delivery.
(c)    Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.
16.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Parent, Subsidiary or Affiliate, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company or its Parent, Subsidiary or Affiliate to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
17.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
18.    Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon Effective Date. It will continue in effect for a term of ten (10) years from the Effective Date, unless terminated earlier under Section 19 of the Plan.
19.    Amendment and Termination of the Plan.
(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
20.    Conditions Upon Issuance of Shares.
(a)    Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
21.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
22.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company at the 2026 Annual Meeting of Stockholders. If stockholder approval of the Plan is not obtained at the 2026 Annual Meeting of Stockholders, then any Award granted on or following the Effective Date will be forfeited. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
23.    Forfeiture Events.
(a)    All Awards under the Plan will be subject to recoupment under the Company’s current Compensation Recovery Policy and any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 23(a) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary, or Parent of the Company.
(b)    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant, whether before or after such termination of service, that would constitute cause for termination of such Participant’s status as a Service Provider.

YEXT, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V93588-P51047

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**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**YEXT, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Class III Directors

**Nominees:**

| | For | Against | Abstain |
|---|---|---|---|
| 1a. Daniel Englander | ☐ | ☐ | ☐ |
| 1b. Andrew Sheehan | ☐ | ☐ | ☐ |

**The Board of Directors recommends you vote FOR proposals 2, 3 and 4.**

| | For | Against | Abstain |
|---|---|---|---|
| 2. Ratify the appointment of Ernst & Young LLP as Yext, Inc.'s independent registered public accounting firm for the fiscal year ending January 31, 2027. | ☐ | ☐ | ☐ |
| 3. Approve, on an advisory basis, the compensation of Yext, Inc.'s named executive officers. | ☐ | ☐ | ☐ |
| 4. Approve the amended, restated and extended Yext, Inc. 2016 Equity Incentive Plan. | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
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V93589-P51047

**YEXT, INC.**
**Annual Meeting of Shareholders**
**June 10, 2026 8:30 AM Eastern Time**
**This proxy is solicited by the Board of Directors**

The shareholder(s) hereby appoint(s) Michael Walrath, Darryl Bond and Ho Shin, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of YEXT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 8:30 AM, ET on June 10, 2026, at www.virtualshareholdermeeting.com/YEXT2026 and any adjournment or postponement thereof, and with discretionary authority over such other matters as may be properly presented at the meeting.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**